                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295
              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 47

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)

                          The Goldman Sachs Group, Inc.

                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4

                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                 January 5, 2004

                              --------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

CUSIP NO. 38141G 10 4                       13D

1. NAMES OF REPORTING PERSONS: Each of the persons identified on Appendix A.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     As to a group consisting solely of Covered Persons(1)             (a)   [x]
     As to a group consisting of persons other than Covered Persons    (b)   [x]

3. SEC USE ONLY

4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
   (Applies to each person listed on Appendix A.)

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED  PURSUANT TO
   ITEM 2(d) OR 2(e) (Applies to each person listed on Appendix A.)          [ ]

6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.

                        7. SOLE VOTING POWER (See Item 6)
                           As to Covered Shares, 0
        NUMBER OF          As to Uncovered Shares, as stated in Appendix A
         SHARES
      BENEFICIALLY      8. SHARED VOTING POWER(See Item 6) (Applies to each
        OWNED BY                  person listed on Appendix A.)
        REPORTING
         PERSON            173,983,231 Covered Shares held by Covered Persons
          WITH             32,118 Uncovered Shares held by Covered Persons(3)
                           1,783,013 other Uncovered Shares held by Covered
                           Persons(4)

                        9. SOLE DISPOSITIVE POWER (See Item 6)
                           As to Covered Shares, less than 1%
                           As to Uncovered Shares, as stated in Appendix A

                        10.  SHARED DISPOSITIVE POWER (See Item 6):
                             As to Covered Shares, 0
                             As to Uncovered Shares, as stated in Appendix A

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    175,798,362

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)              34.35%

14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.

-----------------------
(1)      For a definition of this term, please see Item 2.

(2)      For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note
         4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 86 private charitable foundations established by 86 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

                                                                      APPENDIX A

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
Julian D. Abel                         UK                0              0             0            0
Bradley I. Abelow                                        0              0             0            0
Peter C. Aberg                                           0              0             0            0
Daniel A. Abut                     Argentina             0              0             0            0
Hilary E. Ackermann                                      0              0             0            0
John J. Adair                                            0              0             0            0
Jeffrey D. Adams                                         0              0             0            0
Alberto F. Ades                    Argentina             0              0             0            0
Ben I. Adler                                             0              0             0            0
Olusegun O. Aganga                     UK                0              0             0            0
Mark E. Agne                                             0              0             0            0
Gregory A. Agran                                         0              0             0            0
Raanan A. Agus                                           0              0             0            0
Syed H. Ahmad                       Pakistan             0              0             0            0
Jonathan R. Aisbitt                    UK                0              0             0            0
Yusuf A. Aliredha                   Bahrain              0              0             0            0
Andrew M. Alper                                          0              0             0            0
Philippe J. Altuzarra                France              0              0             0            0
Ignacio Alvarez-Rendueles            Spain               0              0             0            0
Rebecca Amitai                                           0              0             0            0
Thomas K. Amster                                         0              0             0            0
Elizabeth D. Anderson                                    0              0             0            0
Jason R. Anderson                                        0              0             0            0
John G. Andrews                      USA/UK              0              0             0            0
Francois Andriot                     France              0              0             0            0
Douglas M. Angstrom                                      0              0             0            0
Arnaud M. Apffel                     France              0              0             0            0
Lori B. Appelbaum                                        0              0             0            0
William W. Archer                                        0              0             0            0
Jesus A. Arias                       Spain               0              0             0            0
Philip S. Armstrong                    UK                0              0             0            0
Anton J. Arriola                     Spain               0              0             0            0
John A. Ashdown                        UK                0              0             0            0
Akio Asuke                           Japan               0              0             0            0
David M. Atkinson                      UK                0              0             0            0
Neil Z. Auerbach                                         0              0             0            0
Armen A. Avanessians                                     0              0             0            0
Dean C. Backer                                           0              0             0            0
William A. Badia                                         0              0             0            0
Charles Baillie                                          0              0             0            0
Bernardo Bailo                       Italy               0              0             0            0
Andrew G. Baird                        UK                0              0             0            0
Mona H. Baird                                            0              0             0            0
Michiel J. Bakker               The Netherlands          0              0             0            0
Mark E. Bamford                                          0              0             0            0
William J. Bannon                                        0              0             0            0
John S. Barakat                                          0              0             0            0
Indrajit Bardhan                     India               0              0             0            0

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
Scott B. Barringer                                       0              0             0            0
Steven M. Barry                                          0              0             0            0
Christopher M. Barter                                    0              0             0            0
Stacy Bash-Polley                                        0              0             0            0
Gareth W. Bater                        UK                0              0             0            0
Christopher A. Bates                                     0              0             0            0
David Baum                                               0              0             0            0
Andrew T. Bednar                                         0              0             0            0
Frank A. Bednarz                                         0              0             0            0
Jonathan A. Beinner                                      0              0             0            0
Douglas S. Bell                        UK                0              0             0            0
Janet L. Bell                                            0              0             0            0
Ron E. Beller                                            0              0             0            0
Driss Ben-Brahim                    Morocco              0              0             0            0
Jordan M. Bender                                         0              0             0            0
Anna Maria J. Bentley                  UK                0              0             0            0
Susan M. Benz                                            0              0             0            0
Kenneth Berents                                          0              0             0            0
Michael G. Berini                                        0              0             0            0
Milton R. Berlinski             The Netherlands          0              0             0            0
Andrew S. Berman                                         0              0             0            0
Frances R. Bermanzohn                                    0              0             0            0
Paul D. Bernard                                          0              0             0            0
Stuart N. Bernstein                                      0              0             0            0
Robert A. Berry                        UK                0              0             0            0
John D. Bertuzzi                                         0              0             0            0
Elizabeth E. Beshel                                      0              0             0            0
Andrew M. Bevan                        UK                0              0             0            0
Jean-Luc Biamonti                    Monaco              0              0             0            0
Andrew C. Bieler                                         0              0             0            0
James J. Birch                         UK                0              0             0            0
Gary D. Black                                            0              0             0            0
Lloyd C. Blankfein                                       0              0             0            0
Abraham Bleiberg                     Mexico              0              0             0            0
David W. Blood                                           0              0             0            0
Randall A. Blumenthal                                    0              0             0            0
David R. Boles                                           0              0             0            0
Marjorie Boliscar                                        0              0             0            0
Oliver R. Bolitho                      UK                0              0             0            0
Michael F. Bonte-Friedheim          Germany              0              0             0            0
Johannes M. Boomaars            The Netherlands          0              0             0            0
Douglas L. Borden                                        0              0             0            0
Antonio Borges                      Portugal             0              0             0            0
J. Theodore Borter                                       0              0             0            0
Alastair M. Borthwick                  UK                0              0             0            0
Alison L. Bott                         UK                0              0             0            0
Charles W.A. Bott                      UK                0              0             0            0
Sally A. Boyle                         UK                0              0             0            0
George M. Brady                                          0              0             0            0
Mairtin Brady                       Ireland              0              0             0            0

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
Lester R. Brafman                                        0              0             0            0
Benjamin S. Bram                                         0              0             0            0
Graham Branton                         UK                0              0             0            0
Thomas C. Brasco                                         0              0             0            0
Alan J. Brazil                                           0              0             0            0
John Breyo                                               0              0             0            0
Timothy J. Bridges                     UK                0              0             0            0
Victoria A. Bridges                                      0              0             0            0
Peter L. Briger, Jr.                                     0              0             0            0
Craig W. Broderick                                       0              0             0            0
Richard J. Bronks                      UK                0              0             0            0
Julia A. Bronson                                         0              0             0            0
Holger Bross                        Germany              0              0             0            0
Cynthia A. Brower                                        0              0             0            0
Julian J. Brown                        UK                0              0             0            0
Kathleen Brown                                           0              0             0            0
Melissa R. Brown                                         0              0             0            0
Peter D. Brundage                                        0              0             0            0
John J. Bu                                               0              0             0            0
Lawrence R. Buchalter                                    0              0             0            0
David D. Buckley                       UK                0              0             0            0
Mark J. Buisseret                      UK                0              0             0            0
Steven M. Bunson                                         0              0             0            0
Timothy B. Bunting                     UK                0              0             0            0
Nicholas F. Burgin                                       0              0             0            0
Andrew J. Burke-Smith                Canada              0              0             0            0
Randall S. Burkert                                     142              0           142            0
Michael S. Burton                      UK                0              0             0            0
Joseph M. Busuttil                                       0              0             0            0
George H. Butcher III                                    0              0             0            0
Mary D. Byron                                            0              0             0            0
Jin Yong Cai                         China               0              0             0            0
Sebastiano Calabro                                       0              0             0            0
Lawrence V. Calcano                                      0              0             0            0
Elizabeth V. Camp                                        0              0             0            0
John D. Campbell                                         0              0             0            0
Richard M. Campbell-Breeden            UK                0              0             0            0
Philippe L. Camu                    Belgium              0              0             0            0
David E. Cantillon                  Ireland              0              0             0            0
Sally W. Cantwell                      UK                0            600(5)          0          600(5)
Gerald J. Cardinale                                      0              0             0            0
Mark M. Carhart                                          0              0             0            0
Mariafrancesca Carli                 Italy               0              0             0            0
Valentino D. Carlotti                                    0              0             0            0
Anthony H. Carpet                                        0              0             0            0
Michael J. Carr                                          0              0             0            0
Christopher J. Carrera                                  10              0             10           0

------------------------------------
(5)      Shared with family members.

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
Mark Carroll                                             0              0             0            0
Virginia E. Carter                                       0              0             0            0
Mary Ann Casati                                          0              0             0            0
Chris Casciato                                           0              0             0            0
John W. Cembrook                                         0              0             0            0
Eduardo Centola                      Brazil              0              0             0            0
Robert J. Ceremsak, Jr.                                  0              0             0            0
Lik Shuen David Chan               Hong Kong             0              0             0            0
David K. Chang                       Taiwan              0              0             0            0
Amy L. Chasen                                            0              0             0            0
Sacha A. Chiaramonte                Germany              0              0             0            0
Andrew A. Chisholm                   Canada              0              0             0            0
W. Reed Chisholm, II                                   499              0           499            0
Thomas V. Cholnoky                                       0              0             0            0
Robert J. Christie                                       0              0             0            0
Jane P. Chwick                                           0              0             0            0
James R. Cielinski                                       0              0             0            0
Peter T. Cirenza                                         0              0             0            0
Geoffrey G. Clark                    Canada              0              0             0            0
James B. Clark                                           0              0             0            0
Kent A. Clark                        Canada              0              0             0            0
Alexander Classen                 Switzerland            0              0             0            0
Catherine M. Claydon                 Canada              0              0             0            0
Zachariah Cobrinik                                       0              0             0            0
Kelly C. Coffey                                          0              0             0            0
Abby Joseph Cohen                                        0              0             0            0
Lawrence A. Cohen                                      400              0           400            0
Marc I. Cohen                                            0              0             0            0
Gary D. Cohn                                             0              0             0            0
Christopher A. Cole                                      0              0             0            0
Timothy J. Cole                                          0              0             0            0
Colin Coleman                     South Africa           0              0             0            0
Marcus R. Colwell                                        0              0             0            0
Peter H. Comisar                                         0              0             0            0
Laura C. Conigliaro                                      0              0             0            0
Thomas V. Conigliaro                                   667              0           667            0
William J. Conley, Jr.                                 417              0           417            0
Thomas G. Connolly                Ireland/USA            0              0             0            0
Frank T. Connor                                          0              0             0            0
Karen R. Cook                          UK                0              0             0            0
Edith W. Cooper                                          0              0             0            0
Philip A. Cooper                                         0              0             0            0
Kenneth W. Coquillette                                   0              0             0            0
Carlos A. Cordeiro                                       0              0             0            0
Colin J. Corgan                                          0              0             0            0
David W. Corley                                          0              0             0            0
Thomas W. Cornacchia                                     0              0             0            0
Henry Cornell                                            0              0             0            0
E. Gerald Corrigan                                       0              0             0            0
Claudio Costamagna                   Italy               0              0             0            0

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
---------------------------   --------------------  -----------   ------------   -----------   -----------
Marta Z. Cotton                                          0              0             0            0
James A. Coufos                                          0              0             0            0
Frank L. Coulson, Jr.                                    0              0             0            0
Kenneth Courtis                                          0              0             0            0
Eric J. Coutts                         UK                0              0             0            0
Beverley M. Covell                     UK                0              0             0            0
Randolph L. Cowen                                        0              0             0            0
Brahm S. Cramer                      Canada              0              0             0            0
Nicholas P. Crapp                      UK                0              0             0            0
Michael J. Crinieri                                      0              0             0            0
Craig W. Crossman                  Australia             0              0             0            0
Neil D. Crowder                                          0              0             0            0
Michael L. Crowl                                         0              0             0            0
Eduardo A. Cruz                                          0              0             0            0
Jeffrey R. Currie                                        0              0             0            0
John P. Curtin, Jr.                                      0              0             0            0
John W. Curtis                                           0              0             0            0
Matthew H. Cyzer                       UK                0              0             0            0
Michael D. Daffey                  Australia             0              0             0            0
Stephen C. Daffron                                       0              0             0            0
Linda S. Daines                                          0              0             0            0
Paul B. Daitz                                            0              0             0            0
John S. Daly                        Ireland              0              0             0            0
Stephen D. Daniel                    Canada              0              0             0            0
Philip M. Darivoff                                       0              0             0            0
Frederick C. Darling                                     0              0             0            0
Matthew S. Darnall                                       0              0             0            0
David H. Dase                                            0              0             0            0
Timothy D. Dattels                   Canada              0              0             0            0
Gavyn Davies                           UK                0              0             0            0
Stephen Davies                         UK                0              0             0            0
Katherine R. Davisson                                    0              0             0            0
Oral W. Dawe                         Canada              0              0             0            0
Diego De Giorgi                      Italy               0              0             0            0
Michael G. De Lathauwer             Belgium              0              0             0            0
Francois-Xavier De Mallmann    France/Switzerland        0              0             0            0
Jean A. De Pourtales               France/UK             0              0             0            0
Giorgio De Santis                    Italy               0              0             0            0
Luigi de Vecchi                      Italy               0              0             0            0
David A. Dechman                                         0              0             0            0
Daniel L. Dees                                           0              0             0            0
Bradley S. DeFoor                                        0              0             0            0
Mark Dehnert                                             0              0             0            0
Paul C. Deighton                       UK                0              0             0            0
Alvaro del Castano                   Spain               0              0             0            0
James Del Favero                   Australia             0              0             0            0
Juan A. Del Rivero                   Spain               0              0             0            0
Robert V. Delaney, Jr.                                   0              0             0            0
Joseph Della Rosa                                        0              0             0            0
Thomas F. Dempsey                                        0              0             0            0

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
Roger E. Denby-Jones                   UK                0              0             0            0
Neil V. DeSena                                           0              0             0            0
Martin R. Devenish                     UK                0              0             0            0
Andrew C. Devenport                    UK                0              0             0            0
Stephen D. Dias                        UK                0              0             0            0
Armando A. Diaz                                          0              0             0            0
Alexander C. Dibelius               Germany              0              0             0            0
David G. Dick                          UK                0              0             0            0
James D. Dilworth                                        0              0             0            0
Simon P. Dingemans                     UK                0              0             0            0
Joseph P. DiSabato                                       0              0             0            0
Michele I. Docharty                                      0              0             0            0
Paula A. Dominick                                        0              0             0            0
Noel B. Donohoe                     Ireland              0              0             0            0
Suzanne O. Donohoe                                       0              0             0            0
James H. Donovan                                         0              0             0            0
Jana Hale Doty                                           0              0             0            0
Robert G. Doumar, Jr.                                    0              0             0            0
Thomas M. Dowling                                        0              0             0            0
John O. Downing                                          0              0             0            0
Mario Draghi                         Italy               0              0             0            0
Michael B. Dubno                                         0              0             0            0
Connie K. Duckworth                                      0              0             0            0
William C. Dudley                                        0              0             0            0
Donald J. Duet                                           0              0             0            0
Brian J. Duffy                                           0              0             0            0
Brian Duggan                                             0              0             0            0
C. Steven Duncker                                        0              0             0            0
Karlo J. Duvnjak                     Canada              0              0             0            0
Jay S. Dweck                                             0              0             0            0
Michael L. Dweck                                         0              0             0            0
Gordon E. Dyal                                           0              0             0            0
Isabelle Ealet                       France              0              0             0            0
Glenn P. Earle                         UK                0              0             0            0
David C. Earling                                         0              0             0            0
Seaborn S. Eastland                                      0              0             0            0
Kenneth M. Eberts, III                                   0              0             0            0
Paul S. Efron                                            0              0             0            0
Herbert E. Ehlers                                        0              0             0            0
Robert K. Ehudin                                         0              0             0            0
John E. Eisenberg                                        0              0             0            0
Edward K. Eisler                    Austria              0              0             0            0
Jason H. Ekaireb                       UK                0              0             0            0
Gregory H. Ekizian                                       0              0             0            0
Aubrey J. Ellis                                          0              0             0            0
Kathy G. Elsesser                                        0              0             0            0
Glenn D. Engel                                           0              0             0            0
Peter C. Enns                        Canada              0              0             0            0
Katherine B. Enquist                                     0              0             0            0
L. Brooks Entwistle                                      0              0             0            0

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
Earl S. Enzer                                            0              0             0            0
Christopher H. Eoyang                                    0              0             0            0
Christian Erickson                                       0              0             0            0
Fred W. Esiri                          UK                0              0             0            0
James P. Esposito                                        0              0             0            0
Michael P. Esposito                                      0              0             0            0
George C. Estey                      Canada              0              0             0            0
Mark D. Ettenger                                         0              0             0            0
Bruce J. Evans                                           0              0             0            0
J. Michael Evans                     Canada              0              0             0            0
W. Mark Evans                        Canada              0              0             0            0
Charles P. Eve                         UK                0              0             0            0
Elizabeth C. Fascitelli                                  0              0             0            0
Jeffrey F. Fastov                                        0              0             0            0
Douglas L. Feagin                                        0              0             0            0
Regina M. Feeney                                         0              0             0            0
Pieter Maarten Feenstra         The Netherlands          0              0             0            0
Norman Feit                                              0              0             0            0
Steven M. Feldman                                        0              0             0            0
Laurie R. Ferber                                         0              0             0            0
Luca D. Ferrari                                          0              0             0            0
John A. Ferro, Jr.                                       0              0             0            0
Gail S. Fierstein                                        0              0             0            0
Gregory A. Finck                                         0              0             0            0
David A. Fishman                                         0              0             0            0
Lawton W. Fitt                                           0              0             0            0
Stephen C. Fitzgerald              Australia             0              0             0            0
Daniel M. FitzPatrick                                    0              0             0            0
James A. Fitzpatrick                                     0              0             0            0
Pierre-Henri Flamand                 France              0              0             0            0
Alexander W. Fletcher                  UK                0              0             0            0
Mark C. Fletcher                       UK                0              0             0            0
Mark B. Florian                                          0              0             0            0
Timothy B. Flynn                                         0              0             0            0
Elisabeth Fontenelli                                     0              0             0            0
David B. Ford                                            0            134(6)          0          134(6)
Elizabeth J. Ford                                        0              0             0            0
Edward C. Forst                                          0              0             0            0
Colleen A. Foster                                        0              0             0            0
George B. Foussianes                                     0              0             0            0
Linda M. Fox                                             0              0             0            0
Stephen H. Frank                                         0              0             0            0
Oliver L. Frankel                                        0              0             0            0
Jeffrey S. Frase                                         0              0             0            0
Orit P. Freedman                     Israel              0              0             0            0
Matthew T. Fremont-Smith                                 0              0             0            0
Christopher G. French                  UK                0              0             0            0
Timothy G. Freshwater                  UK                0              0             0            0

-------------------------------------
(6)      Shared with family members.

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
Jacob Y. Friedman                                        0              0             0            0
Richard A. Friedman                                      0              0             0            0
Kieu L. Frisby                                           0              0             0            0
Matthias K. Frisch                Switzerland            0              0             0            0
Robert K. Frumkes                                        0              0             0            0
C. Douglas Fuge                                          0              0             0            0
Shirley Fung                           UK                0              0             0            0
Timothy T. Furey                                         0              0             0            0
Enrico S. Gaglioti                                       0              0             0            0
Timur F. Galen                                           0              0             0            0
Maryann L. Gallivan                                      0           2000(7)          0         2000(7)
Gonzalo R. Garcia                    Chile               0              0             0            0
Guillermo Garcia                     Mexico              0              0             0            0
James R. Garvey                     Ireland              0              0             0            0
Joseph D. Gatto                                          0              0             0            0
Richard A. Genna                                         0              0             0            0
Hywel D. George                        UK                0              0             0            0
Peter C. Gerhard                                         0              0             0            0
Kenneth K. Gershenfeld                                   0              0             0            0
Rajiv A. Ghatalia                    India               0              0             0            0
Robert R. Gheewalla                                      0              0             0            0
Nomi Ghez                          Israel/USA            0              0             0            0
Scott A. Gieselman                                       0              0             0            0
Gary T. Giglio                                           0              0             0            0
H. John Gilbertson, Jr.                                  0              0             0            0
Nicholas G. Giordano                                     0            300(8)          0          300(8)
Joseph H. Gleberman                                      0              0             0            0
Justin G. Gmelich                                        0              0             0            0
Richard J. Gnodde                   Ireland/             0              0             0            0
                                 South Africa

Jeffrey B. Goldenberg                                    0          2,860(9)          0        2,860(9)
Rachel C. Golder                                         0              0             0            0
Jacob D. Goldfield                                       0              0             0            0
Daniel C. Goldwater                    UK                0              0             0            0
James S. Golob                                           0              0             0            0
Gregg A. Gonsalves                                       0              0             0            0
Amy O. Goodfriend                                        0              0             0            0
Larry J. Goodwin                                         0              0             0            0
Andrew M. Gordon                                         0              0             0            0
Robert D. Gottlieb                                       0              0             0            0
Gregory M. Gould                                         0              0             0            0
Frank J. Governali                                       0              0             0            0
Lorenzo Grabau                       Italy               0              0             0            0
Geoffrey T. Grant                                        0              0             0            0
William M. Grathwohl                                     0              0             0            0
Pedro Gonzalez Grau                  Spain               0              0             0            0

------------------------------------
(7)      Shared with family members.

(8)      Shared with family members.

(9)      Shared with family members.

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
Eldridge F. Gray                                         0              0             0            0
Michael J. Graziano                                      0              0             0            0
Carmen A. Greco                                          0              0             0            0
Stefan Green                       Australia             0              0             0            0
David J. Greenwald                                       0              0             0            0
Louis S. Greig                         UK                0              0             0            0
William W. Gridley                                       0              0             0            0
Peter W. Grieve                                          0              0             0            0
Christopher Grigg                      UK                0              0             0            0
Edward Sebastian Grigg             UK/France             0              0             0            0
Michael J. Grimaldi                                      0              0             0            0
Douglas C. Grip                                          0              0             0            0
Peter Gross                                              0              0             0            0
David J. Grounsell                     UK                0              0             0            0
Eric P. Grubman                                          0              0             0            0
Edward J. Guay                                           0              0             0            0
Kevin J. Guidotti                                        0              0             0            0
Arun M. Gunewardena                Sri Lanka             0              0             0            0
Vishal Gupta                         India               0              0             0            0
Celeste A. Guth                                          0              0             0            0
Vladimir M. Gutin                                        0              0             0            0
Joseph D. Gutman                                         0              0             0            0
Douglas A. Guzman                    Canada              0              0             0            0
Erol Hakanoglu                       Turkey              0              0             0            0
Elizabeth M. Hammack                                     0              0             0            0
David R. Hansen                    Australia             0              0             0            0
Mary L. Harmon                                           0              0             0            0
Roger C. Harper                                          0              0             0            0
Robert S. Harrison                                       0              0             0            0
Valerie J. Harrison                    UK                0              0             0            0
Shelley A. Hartman                                       0              0             0            0
Paul R. Harvey                                           0              0             0            0
Taizo Hasebe                         Japan               0              0             0            0
Rumiko Hasegawa                      Japan               0              0             0            0
Arthur J. Hass                                           0              0             0            0
Stephen J. Hay                         UK                0              0             0            0
Kuniyoshi Hayashi                    Japan               0              0             0            0
Keith L. Hayes                         UK                0              0             0            0
Edward A. Hazel                                        854            300(10)       854          300(10)
Thomas J. Healey                                         0              0             0            0
Robert C. Heathcote                    UK                0              0             0            0
Sylvain M. Hefes                     France              0              0             0            0
Douglas C. Heidt                                         0              0             0            0
David B. Heller                                          0              0             0            0
Steven M. Heller                                         0              0             0            0
William L. Hemphill                                      0              0             0            0
Ruud G. Hendriks                The Netherlands          0              0             0            0

------------------------------------
(10)     Shared with family members.

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
David P. Hennessey                                       0              0             0            0
R. Douglas Henderson                                     0              0             0            0
David L. Henle                                           0            600             0          600
Mary C. Henry                                            0              0             0            0
Benoit Herault                       France              0              0             0            0
Peter C. Herbert                                         0              0             0            0
Bruce A. Heyman                                          0              0             0            0
Stephen Hickey                                           0              0             0            0
Melina E. Higgins                                        0              0             0            0
Robert E. Higgins                                        0              0             0            0
Joanne M. Hill                                           0              0             0            0
Michael I. Hill                        UK                0              0             0            0
M. Roch Hillenbrand                                      0              0             0            0
Donald W. Himpele                                        0              0             0            0
Kenneth L. Hirsch                                        0              0             0            0
Kenneth W. Hitchner                                      0              0             0            0
Maykin Ho                                                0              0             0            0
Timothy E. Hodgson                   Canada              0              0             0            0
Axel Hoerger                        Germany              0              0             0            0
Jacquelyn M. Hoffman-Zehner          Canada              0              0             0            0
Christopher G. Hogg             New Zealand/USA          0              0             0            0
Svein R. Hogset                      Norway              0              0             0            0
Simon N. Holden                        UK                0              0             0            0
Margaret J. Holen                                        0              0             0            0
Daniel E. Holland III                                    0              0             0            0
Teresa E. Holliday                                       0              0             0            0
Peter Hollmann                      Germany              0              0             0            0
Philip Holzer                       Germany              0              0             0            0
Gregory T. Hoogkamp                                      0              0             0            0
Sean C. Hoover                                           0              0             0            0
Shin Horie                           Japan               0              0             0            0
Jay D. Horine                                            0              0             0            0
Robert D. Hormats                                        0              0             0            0
Robert G. Hottensen, Jr.                               578              0           578            0
Thomas J. Houle                                          0              0             0            0
Michael R. Housden                     UK                0              0             0            0
Robert Howard                                            0              0             0            0
Mark Howard-Johnson                                      0              0             0            0
Zu Liu Frederick Hu                  China               0              0             0            0
Paul J. Huchro                                           0              0             0            0
James A. Hudis                                           0              0             0            0
Terry P. Hughes                     Ireland              0              0             0            0
Bimaljit S. Hundal                     UK                0              0             0            0
Edith A. Hunt                                            0              0             0            0
Susan J. Hunt                          UK                0              0             0            0
Janet T. Hurley                                          0              0             0            0
Fern Hurst                                               0              0             0            0
Robert J. Hurst                                        100              0           100            0
Elizabeth A. Husted                                      0              0             0            0
Walter V. Hutcherson                                     0              0             0            0

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
Phillip S. Hylander                    UK                0              0             0            0
John S. Iglehart                                         0              0             0            0
Robert F. Incorvaia                                      0              0             0            0
Toni-Dara Infante                                        0              0             0            0
Francis J. Ingrassia                                     0              0             0            0
Timothy J. Ingrassia                                     0              0             0            0
Zubin P. Irani                       India               0              0             0            0
Margaret H. Isdale                                       0              0             0            0
Hideki Ishibashi                     Japan               0              0             0            0
Raymond J. Iwanowski                                     0              0             0            0
Walter A. Jackson                                        0              0             0            0
William L. Jacob III                                     0              0             0            0
Arthur L. Jacobson, Jr.                                  0              0             0            0
James A. Jacobson                                        0              0             0            0
Richard I. Jaffee                                        0              0             0            0
Stefan J. Jentzsch                  Germany              0              0             0            0
Andrew R. Jessop                       UK                0              0             0            0
Dan H. Jester                                            0              0             0            0
Thomas Jevon                                             0              0             0            0
Daniel J. Jick                                           0              0             0            0
David M. Jimenez-Blanco              Spain               0              0             0            0
Peter T. Johnston                                      523              0           523            0
Andrew J. Jonas                                          0              0             0            0
Adrian M. Jones                     Ireland              0              0             0            0
Emerson P. Jones                                         0              0             0            0
Robert C. Jones                                          0              0             0            0
Terrence O. Jones                                        0              0             0            0
William J. Jones                                         0              0             0            0
Kevin M. Jordan                                          0              0             0            0
Mei L. Joseph                      Singapore             0              0             0            0
Roy R. Joseph                        Guyana              0              0             0            0
Kenneth L. Josselyn                                      0              0             0            0
Chansoo Joung                                            0              0             0            0
Andrew J. Kaiser                                         0              0             0            0
Ann F. Kaplan                                           21              0            21            0
Barry A. Kaplan                                          0              0             0            0
David A. Kaplan                                          0              0             0            0
Jason S. Kaplan                                          0              0             0            0
Robert S. Kaplan                                         0              0             0            0
Scott B. Kapnick                                         0          1,666(11)         0        1,666(11)
Atul Kapur                           India               0              0             0            0
Erland S. Karlsson                   Sweden              0              0             0            0
James M. Karp                                            0              0             0            0
Toshinobu Kasai                      Japan               0              0             0            0
Shunji Katayama                      Japan               0              0             0            0
Richard Katz                                             0              0             0            0
Robert J. Katz                                           0              0             0            0

------------------------------------
(11)     Shared with family members.

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE      UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
James C. Katzman                                         0              0             0            0
David K. Kaugher                                         0              0             0            0
Alan S. Kava                                             0              0             0            0
Larry M. Kellerman                                       0              0             0            0
John L. Kelly                                            0              0             0            0
Carsten Kengeter                    Germany              0              0             0            0
Kevin W. Kennedy                                         0              0             0            0
Gioia M. Kennett                                         0              0             0            0
James P. Kenney                                          0              0             0            0
William J. Kenney                                        0              0             0            0
Thomas J. Kenny                                          0              0             0            0
Steven E. Kent                                           0              0             0            0
Steven Kerr                                              0              0             0            0
John G. Ketterer III                                     0              0             0            0
Lawrence S. Keusch                                       0              0             0            0
Rustom N. Khandalavala                                   0              0             0            0
Philippe Khuong-Huu                  France              0              0             0            0
Peter D. Kiernan III                                     0              0             0            0
Sun Bae Kim                          Canada              0              0             0            0
Douglas W. Kimmelman                                   445              0           445            0
Masaaki Kimura                    South Korea            0              0             0            0
Colin E. King                        Canada            429              0           429            0
Jonathan S. King                       UK                0              0             0            0
Robert C. King, Jr.                                      0              0             0            0
Timothy M. Kingston                                      0              0             0            0
Shigeki Kiritani                     Japan               0              0             0            0
Ewan M. Kirk                           UK                0              0             0            0
Remy Klammers                        France              0              0             0            0
Daniel H. Klebes II                                      0              0             0            0
Michael Klimek                                           0              0             0            0
Michael K. Klingher                                      0              0             0            0
Frederick J. Knecht                                      0              0             0            0
Bradford C. Koenig                                       0              0             0            0
Andreas Koernlein                   Germany              0              0             0            0
Mark J. Kogan                                            0              0             0            0
Yasuro K. Koizumi                    Japan               0              0             0            0
J. Christopher A. Kojima             Canada              0              0             0            0
Kazuaki Kojima                       Japan               0              0             0            0
Jonathan L. Kolatch                                      0              0             0            0
Jeffrey A. Kolitch                                       0              0             0            0
Richard E. Kolman                                        0              0             0            0
Takahiro Komatsu                     Japan               0              0             0            0
Robert A. Koort                                          0              0             0            0
Philip J. Kopp III                                       0              0             0            0
David J. Kostin                                          0              0             0            0
Koji Kotaka                          Japan               0              0             0            0
John D. Kramer                                           0              0             0            0
Peter S. Kraus                                          15              0            15            0
Srihari Kumar                        India               0              0             0            0
Mary Lyn Valkenburg Kurish                               0              0             0            0

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
Eiichiro Kuwana                      Japan               0              0             0            0
Tak Sing Kenneth Kwok              Hong Kong             0              0             0            0
Joon Kwun                         South Korea            0              0             0            0
Peter Labbat                                             0              0             0            0
Brian J. Lahey                                           0              0             0            0
Peggy A. Lamb                                            0              0             0            0
Simon M. Lamb                          UK                0              0             0            0
David G. Lambert                                         0              0             0            0
Joseph A. LaNasa III                                     0              0             0            0
Eric S. Lane                                             0              0             0            0
Thomas K. Lane                                           0              0             0            0
Rudolf N. Lang                      Germany              0              0             0            0
Jonathan A. Langer                                       0              0             0            0
Gary R. Lapidus                                          0              0             0            0
Bruce M. Larson                                          0              0             0            0
Thomas D. Lasersohn                                      0              0             0            0
Anthony D. Lauto                                         0              0             0            0
John J. Lauto                                            0              0             0            0
Matthew Lavicka                                          0              0             0            0
Peter T. Lawler                                          0              0             0            0
David N. Lawrence                                        0              0             0            0
Hugh J. Lawson                                           0              0             0            0
Peter Layton                                             0              0             0            0
Susan R. Leadem                                          0              0             0            0
Andrew D. Learoyd                      UK                0              0             0            0
Brian J. Lee                                             0              0             0            0
Cham Chung Ken Lee                 Hong Kong             0              0             0            0
Chan-Keun Lee                     South Korea            0              0             0            0
George C. Lee                                            0              0             0            0
Gregory D. Lee                     Australia             0              0             0            0
Ronald Lee                                               0              0             0            0
Kenneth H. M. Leet                                       0              0             0            0
Richard O. Leggett                                       0              0             0            0
Tim Leissner                         Brazil              0              0             0            0
Todd W. Leland                                           0              0             0            0
Paulo C. Leme                                            0              0             0            0
Gregg R. Lemkau                                          0              0             0            0
Remco O. Lenterman              The Netherlands          0              0             0            0
Deborah R. Leone                                         0              0             0            0
Hughes B. Lepic                      France              0              0             0            0
Johan H. Leven                       Sweden              0              0             0            0
Ronald S. Levin                                          0              0             0            0
Allan S. Levine                                          0              0             0            0
Brian T. Levine                                          0              0             0            0
Jack Levy                                                0              0             0            0
Richard J. Levy                        UK                0              0             0            0
Tobin V. Levy                                            0              0             0            0
P. Jeremy Lewis                                          0              0             0            0
Mark E. Leydecker                                        0              0             0            0
Matthew G. L'Heureux                                     0              0             0            0

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
Michael Liberman                                         0              0             0            0
George C. Liberopoulos             Canada/USA            0              0             0            0
Gwen R. Libstag                                          0              0             0            0
Stephen C. Lichtenauer                                   0              0             0            0
Roger A. Liddell                       UK                0              0             0            0
Richard J. Lieb                                          0              0             0            0
Lisette M. Lieberman                                   765              0           765            0
Mitchell J. Lieberman                                    0              0             0            0
Richerd C. Lightburn                                     0              0             0            0
Terence Tayseop Lim               South Korea            0              0             0            0
Ryan D. Limaye                                           0              0             0            0
Josephine Linden                       UK                0              0             0            0
Lawrence H. Linden                                       0              0             0            0
Anthony W. Ling                        UK                0              0             0            0
Roger E. Linnemann, Jr.                                  0              0             0            0
Bonnie S. Litt                                           0              0             0            0
Robert Litterman                                         0              0             0            0
Robert H. Litzenberger                                   0              0             0            0
David McD. A. Livingstone          Australia             0              0             0            0
Jill E. Lohrfink                                         0              0             0            0
Douglas F. Londal                                        0              0             0            0
Joseph Longo                                             0              0             0            0
Jonathan M. Lopatin                                      0              0             0            0
Francisco Lopez-Balboa                                   0              0             0            0
Victor M. Lopez-Balboa                                   0              0             0            0
Antigone Loudiadis                     UK                0              0             0            0
Kevin L. Lundeen                                         0              0             0            0
Mark A. Lynch                          UK                0              0             0            0
Michael R. Lynch                                         0              0             0            0
Thomas R. Lynch                                          0              0             0            0
Peter J. Lyon                                            0              0             0            0
Peter B. MacDonald                     UK                0              0             0            0
Mark G. Machin                         UK                0              0             0            0
Paula B. Madoff                                          0              0             0            0
Shogo Maeda                          Japan               0              0             0            0
Christopher J. Magarro                                   0              0             0            0
John A. Mahoney                                          0              0             0            0
Sean O. Mahoney                                          0              0             0            0
Russell E. Makowsky                                      0              0             0            0
Keith A. Malas                                           0              0             0            0
Aadarsh K. Malde                       UK                0              0             0            0
Puneet Malhi                           UK                0              0             0            0
Peter G. C. Mallinson                  UK                0              0             0            0
John V. Mallory                                          0              0             0            0
Kathleen M. Maloney                                      0              0             0            0
Jean E. Manas                        Greece              0              0             0            0
Charles G. R. Manby                    UK                0              0             0            0
Robert S. Mancini                                        0              0             0            0
Barry A. Mannis                                          0              0             0            0
Simon I. Mansfield                                       0              0             0            0

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
Elizabeth C. Marcellino                                  0              0             0            0
Joseph C. Marconi                                        0              0             0            0
Ronald G. Marks                                          0              0             0            0
Robert J. Markwick                     UK                0              0             0            0
Nicholas I. Marovich                                     0              0             0            0
Alexander M. Marshall                  UK                0              0             0            0
David J. Marshall                                        0              0             0            0
Allan S. Marson                        UK                0              0             0            0
Paul A. Marson                         UK                0              0             0            0
Eff W. Martin                                            0              0             0            0
Alison J. Mass                                           0              0             0            0
Robert A. Mass                                           0              0             0            0
John J. Masterson                                        0              0             0            0
David J. Mastrocola                                      0              0             0            0
Blake W. Mather                                          0              0             0            0
Kathy M. Matsui                                          0              0             0            0
Naomi Matsuoka                       Japan               0              0             0            0
Thomas H. Mattox                                         0              0             0            0
George N. Mattson                                        0              0             0            0
Jason E. Maynard                                         0              0             0            0
Thomas J. McAdam                                        91              0            91            0
Richard F. McArdle                                       0              0             0            0
John J. McCabe                                           0              0             0            0
Theresa E. McCabe                                        0              0             0            0
James P. McCarthy                                        0              0             0            0
Joseph M. McConnell                                      0              0             0            0
Ian R. McCormick                       UK                0              0             0            0
Lynn M. McCormick                                        0              0             0            0
Gordon R. McCulloch                    UK                0              0             0            0
Dermot W. McDonogh                  Ireland              0              0             0            0
Mark E. McGoldrick                                       0              0             0            0
Joseph P. McGrath, Jr.                                   0              0             0            0
Stephen J. McGuinness                                    0              0             0            0
John C. McIntire                                         0              0             0            0
Matthew B. McLennan                Australia             0              0             0            0
John W. McMahon                                          0              0             0            0
Geraldine F. McManus                                     0              0             0            0
Gerald C. McNamara, Jr.                                  0              0             0            0
James A. McNamara                                        0            215(12)         0          215(12)
Richard P. McNeil                   Jamaica              0              0             0            0
Audrey A. McNiff                                         0              0             0            0
John P. McNulty                                          0              0             0            0
Stuart G. McPherson                    UK                0              0             0            0
Robert A. McTamaney                                      0              0             0            0
E. Scott Mead                                          160              0           160            0
Lance P. Meaney                                          0              0             0            0
Sharon I. Meers                                          0              0             0            0
David M. Meerschwam             The Netherlands          0              0             0            0

------------------------------------
(12)     Shared with family members.

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
Sanjeev K. Mehra                     India               0              0             0            0
Christian A. Meissner               Austria              0              0             0            0
Stephen J. Mellas                                        0              0             0            0
Andrew J. Melnick                                        0              0             0            0
Bruce H. Mendelsohn                                    100            400(13)       100          400(13)
Michael A. Mendelson                                     0              0             0            0
Bernard A. Mensah                      UK                0              0             0            0
Garry E. Menzel                        UK                0              0             0            0
T. Willem Mesdag                                         0              0             0            0
Andrew L. Metcalfe                     UK                0              0             0            0
Julian R. Metherell                    UK                0              0             0            0
Olivier F. Meyohas                   France              0              0             0            0
Michael R. Miele                                         0              0             0            0
Therese L. Miller                                        0              0             0            0
Michael J. Millette                                      0              0             0            0
James E. Milligan                                        0              0             0            0
Milton R. Millman                                        0              0             0            0
Eric M. Mindich                                          0              0             0            0
Luciana D. Miranda                   Brazil              0              0             0            0
Edward S. Misrahi                    Italy               0              0             0            0
Kristi L. Mitchem                                        0              0             0            0
Gregory C. Mitsch                                        0              0             0            0
Masatoki J. Mitsumata                Japan               0              0             0            0
Wataru Mizoguchi                     Japan               0              0             0            0
Steven T. Mnuchin                                        0              0             0            0
Masanori Mochida                     Japan               0              0             0            0
Timothy H. Moe                                           0              0             0            0
Douglas D. Moffitt                                       0              0             0            0
Philip J. Moffitt                  Australia             0              0             0            0
Scott E. Molin                                           0              0             0            0
Karsten N. Moller                   Denmark              0              0             0            0
Thomas K. Montag                                         0              0             0            0
William C. Montgomery                                    0              0             0            0
Wayne L. Moore                                           0              0             0            0
J. Ronald Morgan, III                                    0              0             0            0
Yukihiro Moroe                       Japan               0              0             0            0
James P. Morris                                          0              0             0            0
R. Scott Morris                                          0              0             0            0
Robert B. Morris III                                     0              0             0            0
Simon P. Morris                        UK                0              0             0            0
Thomas C. Morrow                                         0              0             0            0
Jeffrey M. Moslow                                        0              0             0            0
Sharmin Mossavar-Rahmani               UK                0              0             0            0
Gregory T. Mount                                         0              0             0            0
Ian Mukherjee                          UK                0              0             0            0
Edward A. Mule                                           0              0             0            0
Donald R. Mullen                                         0              0             0            0

------------------------------------
(13)     Shared with family members.

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
Eric D. Mullins                                          0              0             0            0
Donald J. Mulvihill                                      0              0             0            0
Patrick E. Mulvihill                Ireland              0              0             0            0
Alvise J. Munari                       UK                0              0             0            0
Robert G. Munro                        UK                0              0             0            0
Rie Murayama                         Japan               0              0             0            0
Richard A. Murley                      UK                0              0             0            0
Philip D. Murphy                                         0              0             0            0
Thomas S. Murphy, Jr.                                    0              0             0            0
Arjun N. Murti                                           0              0             0            0
Gaetano J. Muzio                                         0              0             0            0
Marc O. Nachmann                    Germany              0              0             0            0
Avi M. Nash                                              0              0             0            0
Kevin D. Naughton                                        0              0             0            0
Mark J. Naylor                         UK                0              0             0            0
Jeffrey P. Nedelman                                      0              0             0            0
Daniel M. Neidich                                       58              0            58            0
Kipp M. Nelson                                           0              0             0            0
Leslie S. Nelson                                         0              0             0            0
Robin Neustein                                           0              0             0            0
Claire M. Ngo                                            0              0             0            0
Duncan L. Niederauer                                     0              0             0            0
Theodore E. Niedermayer            USA/France            0              0             0            0
Erik F. Nielsen                     Denmark              0              0             0            0
Hideya Niimi                         Japan               0              0             0            0
Susan M. Noble                         UK                0              0             0            0
Markus J. Noe-Nordberg              Austria              0              0             0            0
Suok J. Noh                                              0              0             0            0
David J. Nolan                     Australia             0              0             0            0
Suzanne M. Nora Johnson                                  0              0             0            0
Christopher K. Norton                                    0              0             0            0
Craig J. Nossel                 USA/South Africa         0              0             0            0
Anthony J. Noto                                          0              0             0            0
Michael E. Novogratz                                     0              0             0            0
Jay S. Nydick                                            0              0             0            0
Katherine K. Oakley                                      0              0             0            0
Eric M. Oberg                                            0              0             0            0
Alok Oberoi                          India               0         10,000(14)         0       10,000(14)
Gavin G. O'Connor                                        0              0             0            0
Fergal J. O'Driscoll                Ireland              0              0             0            0
L. Peter O'Hagan                     Canada              0              0             0            0
Terence J. O'Neill                     UK                0              0             0            0
Timothy J. O'Neill                                       0              0             0            0
Richard T. Ong                      Malaysia             0              0             0            0
Taneki Ono                           Japan               0              0             0            0
Donald C. Opatrny, Jr.                                   0              0             0            0
Peter C. Oppenheimer                   UK                0              0             0            0

------------------------------------
(14)     Shared with family members.

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
Daniel P. Opperman                                       0              0             0            0
Daniel B. O'Rourke                                       0              0             0            0
Roderick S. Orr                        UK                0              0             0            0
Calum M. Osborne                       UK                0              0             0            0
Robert J. O'Shea                                         0              0             0            0
Joel D. Ospa                                             0              0             0            0
Greg M. Ostroff                                          0              0             0            0
Nigel M. O'Sullivan                    UK                0              0             0            0
James B. Otness                                          0              0             0            0
Terence M. O'Toole                                       0              0             0            0
Brett R. Overacker                                       0              0             0            0
Todd G. Owens                                            0              0             0            0
Fumiko Ozawa                         Japan               0              0             0            0
Robert J. Pace                                           0              0             0            0
Robert W. Pack                         UK                0              0             0            0
Helen Paleno                                             0              0             0            0
Gregory K. Palm                                          0              0             0            0
Bryant F. Pantano                                        0              0             0            0
Massimo Pappone                      Italy               0              0             0            0
James R. Paradise                      UK                0              0             0            0
Lisa L. Parisi                                           0              0             0            0
Simon Y. Park                                            0              0             0            0
Geoffrey M. Parker                                       0              0             0            0
Archie W. Parnell                                      100            100(15)       100          100(15)
Simon C. Parry-Wingfield               UK                0              0             0            0
Ketan J. Patel                         UK                0              0             0            0
Sheila H. Patel                                          0              0             0            0
Douglas S. Patterson                                     0              0             0            0
Henry M. Paulson, Jr.                                    0              0             0            0
Arthur J. Peponis                                      288              0           288            0
David E. Perlin                                          0              0             0            0
John M. Perlowski                                        0              0             0            0
David B. Philip                                          0              0             0            0
Todd J. Phillips                                         0              0             0            0
Stephen R. Pierce                                        0              0             0            0
Philip J. Pifer                                          0              0             0            0
Steven M. Pinkos                                         0              0             0            0
Scott M. Pinkus                                          0              0             0            0
Timothy C. Plaut                    Germany              0              0             0            0
Carol V. Pledger                       UK                0              0             0            0
Andrea Ponti                       Italy/USA             0              0             0            0
Ellen R. Porges                                          0              0             0            0
Wiet H.M. Pot                   The Netherlands          0              0             0            0
Michael J. Poulter                     UK                0              0             0            0
John J. Powers                                           0              0             0            0
Richard H. Powers                                        0              0             0            0
Gilberto Pozzi                       Italy               0              0             0            0

------------------------------------
(15)     Shared with family members.

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
Alberto Pravettoni                   Italy               0              0             0            0
Michael A. Price                                         0              0             0            0
Scott Prince                                             0              0             0            0
Anthony J. Principato                                   49              0            49            0
Steven D. Pruett                                         0              0             0            0
Andrew F. Pyne                                           0              0             0            0
Kevin A. Quinn                                           0              0             0            0
Stephen D. Quinn                                         0              0             0            0
William M. Quinn                                         0              0             0            0
B. Andrew Rabin                                          0              0             0            0
Jean Raby                            Canada              0              0             0            0
John J. Rafter                      Ireland              0              0             0            0
Jonathan Raleigh                                         0              0             0            0
Dioscoro-Roy I. Ramos             Philippines            0              0             0            0
Gregory G. Randolph                                      0              0             0            0
Charlotte P. Ransom                    UK                0              0             0            0
Michael G. Rantz                                         0              0             0            0
Krishna S. Rao                       India               0              0             0            0
Philip A. Raper                        UK                0              0             0            0
Alan M. Rapfogel                                         0              0             0            0
Sandy C. Rattray                       UK                0              0             0            0
Joseph Ravitch                                           0              0             0            0
Sara E. Recktenwald                                      0              0             0            0
Girish V. Reddy                                          0              0             0            0
Nicholas T. Reid                       UK                0              0             0            0
David Reilly                           UK                0              0             0            0
Gene Reilly                                              0              0             0            0
Arthur J. Reimers III                                    0              0             0            0
Filip A. Rensky                                          0              0             0            0
Jeffrey A. Resnick                                       0              0             0            0
Richard J. Revell                      UK                0              0             0            0
Peter Richards                         UK                0              0             0            0
Jean-Manuel Richier                  France              0              0             0            0
Michael J. Richman                                       0              0             0            0
Thomas S. Riggs, III                                     0              0             0            0
James P. Riley, Jr.                                      0              0             0            0
Kirk L. Rimer                                            0              0             0            0
Kimberly E. Ritrievi                                     0              0             0            0
Louisa G. Ritter                                         0              0             0            0
Paul M. Roberts                        UK                0              0             0            0
Richard T. Roberts                                       6              0             6            0
William M. Roberts                                       0              0             0            0
Simon M. Robertson                     UK                0              0             0            0
Juliet A. Robinson                     UK                0              0             0            0
Nigel C. B. Robinson                   UK                0              0             0            0
Normann G. Roesch                   Germany              0              0             0            0
Marina L. Roesler                  USA/Brazil            0              0             0            0
James H. Rogan                                           0              0             0            0

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
J. David Rogers                                          0            200(16)         0          200(16)
John F. W. Rogers                                        0              0             0            0
Emmanuel Roman                       France              0              0             0            0
Eileen P. Rominger                                       0              0             0            0
Andrew A. Root                       Canada              0              0             0            0
Pamela P. Root                                           0              0             0            0
Clifton P. Rose                 New Zealand/USA          0              0             0            0
Ralph F. Rosenberg                                       0              0             0            0
David J. Rosenblum                                       0              0             0            0
Jacob D. Rosengarten                                     0              0             0            0
Richard J. Rosenstein                                    0              0             0            0
Ivan Ross                                                0              0             0            0
Lisa A. Rotenberg                                        0              0             0            0
Marc A. Rothenberg                                       0              0             0            0
Stuart M. Rothenberg                                     0              0             0            0
Michael S. Rotter                                        0              0             0            0
Thomas A. Roupe                                          0              0             0            0
Michael S. Rubinoff                                      0              0             0            0
Paul M. Russo                                            0              0             0            0
John P. Rustum                    Ireland/USA            0              0             0            0
Richard M. Ruzika                                        0              0             0            0
David C. Ryan                                            0              0             0            0
David M. Ryan                      Australia             0              0             0            0
Jeri Lynn Ryan                                           0              0             0            0
John C. Ryan                                             0              0             0            0
John J. Ryan                                             0              0             0            0
Michael D. Ryan                                          0              0             0            0
Pamela S. Ryan                                           0          1,000             0        1,000
Katsunori Sago                       Japan               0              0             0            0
Pablo J. Salame                     Ecuador              0              0             0            0
Roy J. Salameh                                           0              0             0            0
J. Michael Sanders                                       0              0             0            0
Allen Sangines-Krause                Mexico            212              0           212            0
Richard A. Sapp                                          0              0             0            0
Neil I. Sarnak                                           0              0             0            0
Joseph Sassoon                       Israel              0              0             0            0
Atsuko Sato                          Japan               0              0             0            0
Tsutomu Sato                         Japan             240              0           240            0
Muneer A. Satter                                         0              0             0            0
Marc P. Savini                                           0              0             0            0
Jonathan S. Savitz                                       0              0             0            0
Peter Savitz                                             0              0             0            0
James E. Sawtell                       UK                0              0             0            0
Josephine Scesney                                        0              0             0            0
Paul S. Schapira                     Italy               0              0             0            0
P. Sheridan Schechner                                1,000              0         1,000            0
Marcus Schenck                      Germany              0              0             0            0

------------------------------------
(16)     Shared with family members.

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
Susan J. Scher                                           0              0             0            0
Gary B. Schermerhorn                                     0              0             0            0
Stephen M. Scherr                                        0              0             0            0
Clare R. Scherrer                                        0              0             0            0
Howard B. Schiller                                       0              0             0            0
Erich P. Schlaikjer                                      0              0             0            0
Daniel Schmitz                      Germany              0              0             0            0
Vivian C. Schneck-Last                                   0              0             0            0
Jeffrey W. Schroeder                                     0              0             0            0
Matthew L. Schroeder                                     0              0             0            0
Antoine Schwartz                     France              0              0             0            0
Eric S. Schwartz                                         0              0             0            0
Harvey M. Schwartz                                       0              0             0            0
Mark Schwartz                                            0              0             0            0
Thomas M. Schwartz                                       0          1,900(17)         0        1,900(17)
Steven M. Scopellite                                     0              0             0            0
David J. Scudellari                                      0              0             0            0
John A. Sebastian                                        0              0             0            0
Peter A. Seccia                                          0              0             0            0
Charles B. Seelig, Jr.                                   0              0             0            0
Peter A. Seibold                                         0              0             0            0
Karen D. Seitz                                           0              0             0            0
Peter D. Selman                        UK                0              0             0            0
Anik Sen                               UK                0              0             0            0
Randolph Sesson, Jr.                                     0              0             0            0
Steven M. Shafran                                        0              0             0            0
Lisa M. Shalett                                          0              0             0            0
Richard S. Sharp                       UK                0              0             0            0
John P. Shaughnessy                                      0              0             0            0
Daniel M. Shefter                                        0              0             0            0
David G. Shell                                           0              0             0            0
Heather K. Shemilt                   Canada              0              0             0            0
James M. Sheridan                                        0              0             0            0
Richard G. Sherlund                                      0              0             0            0
Michael S. Sherwood                    UK                0              0             0            0
Masaru Shibata                       Japan               0              0             0            0
David A. Shiffman                                        0              0             0            0
Kunihiko Shiohara                    Japan               0              0             0            0
Abraham Shua                                             0              0             0            0
Susan E. Sidd                                            0              0             0            0
Michael H. Siegel                                        0              0             0            0
Leslie C. Sillcox                                        0              0             0            0
Ralph J. Silva                                           0              0             0            0
Harry Silver                                             0              0             0            0
Howard A. Silverstein                                    0              0             0            0
Gavin Simms                            UK                0              0             0            0
Victor R. Simone, Jr.                                    0              0             0            0
David T. Simons                                          0              0             0            0

------------------------------------
(17)     Shared with family members.

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
Christine A. Simpson                                     0              0             0            0
David A. Simpson                       UK                0              0             0            0
Dinakar Singh                                            0              0             0            0
Ravi M. Singh                                            0              0             0            0
Ravi Sinha                         India/USA             0              0             0            0
Edward M. Siskind                                        0              0             0            0
Christian J. Siva-Jothy                UK                0              0             0            0
Mark F. Slaughter                                        0              0             0            0
Guy C. Slimmon                         UK                0              0             0            0
Jeffrey S. Sloan                                         0              0             0            0
Linda J. Slotnick                                        0              0             0            0
Cody J. Smith                                            0          1,000(18)         0        1,000(18)
Derek S. Smith                                           0              0             0            0
Michael M. Smith                                         0              0             0            0
Sarah E. Smith                         UK                0              0             0            0
Trevor A. Smith                        UK                0              0             0            0
John E. Smollen                                          0              0             0            0
Jonathan S. Sobel                                        0              0             0            0
David M. Solomon                                         0              0             0            0
Judah C. Sommer                                          0              0             0            0
Chong Hon Andrew Song                                    0              0             0            0
Theodore T. Sotir                                        0              0             0            0
Sergio E. Sotolongo                                      0              0             0            0
Vickrie C. South                                         0              0             0            0
Daniel L. Sparks                                         0              0             0            0
Nicholas J. Spencer                    UK                0              0             0            0
Claudia Spiess                    Switzerland            0              0             0            0
Marc A. Spilker                                          0              0             0            0
Howard Q. Spooner                      UK                0              0             0            0
Joseph F. Squeri                                         0              0             0            0
Alec P. Stais                                            0              0             0            0
Christoph W. Stanger                Austria              0              0             0            0
Daniel W. Stanton                                        0              0             0            0
Keith G. Starkey                       UK                0              0             0            0
Esta E. Stecher                                          0              0             0            0
Cathrine Steck                                           0              0             0            0
Fredric E. Steck                                         0              0             0            0
Robert K. Steel                                          0              0             0            0
Jean-Michel Steg                     France              0              0             0            0
Laurence Stein                    South Africa           0              0             0            0
Joseph P. Stevens                                        0              0             0            0
Chase O. Stevenson                                       0              0             0            0
Richard J. Stingi                                        0              0             0            0
Raymond S. Stolz                                         0              0             0            0
Timothy T. Storey                    Canada              0              0             0            0
George C. Strachan                                       0              0             0            0
Patrick M. Street                      UK                0              0             0            0

------------------------------------
(18)     Shared with family members.

                                                      ITEM 7         ITEM 8        ITEM 9       ITEM 10
                                     ITEM 6            SOLE          SHARED         SOLE         SHARED
                                   CITIZENSHIP        VOTING         VOTING      DISPOSITIVE   DISPOSITIVE
                                 (UNITED STATES      POWER OF       POWER OF      POWER OF      POWER OF
        ITEM 1                  UNLESS OTHERWISE     UNCOVERED      UNCOVERED     UNCOVERED     UNCOVERED
NAMES OF REPORTING PERSONS         INDICATED)          SHARES        SHARES        SHARES        SHARES
--------------------------    --------------------  -----------   ------------   -----------   -----------
Raymond B. Strong, III                                   0              0             0            0
Steven H. Strongin                                       0              0             0            0
Nobumichi Sugiyama                   Japan               0              0             0            0
Christopher P. Sullivan           USA/Ireland            0              0             0            0
Patrick Sullivan                                         0              0             0            0
Johannes R. Sulzberger              Austria              0              0             0            0
Hsueh J. Sung                        Taiwan              0              0             0            0
Howard B. Surloff                                        0              0             0            0
Richard J. Sussman                                       0              0             0            0
Peter D. Sutherland S.C.            Ireland              0              0             0            0
Watanan Suthiwartnarueput           Thailand             0              0             0            0
Gary J. Sveva                                            0              0             0            0
Eric S. Swanson                                          0              0             0            0
Gene T. Sykes                                            0              0             0            0
Morgan C. Sze                                            0              0             0            0
Shahriar Tadjbakhsh                                      0              0             0            0
Kunio Tahara                         Japan               0              0             0            0
Thomas P. Takacs                                       959              0           959            0
Ronald K. Tanemura                   UK/USA              0              0             0            0
Kui F. Tang                       China (PRC)            0              0             0            0
Caroline H. Taylor                     UK                0              0             0            0
Greg W. Tebbe                                            0              0             0            0
Roland W. Tegeder                   Germany              0              0             0            0
Thomas D. Teles                                          0              0             0            0
David H. Tenney                                          0              0             0            0
Mark R. Tercek                                           0              0             0            0
Donald F. Textor                                         0              0             0            0
John A. Thain                                            0              0             0            0
John L. Thornton                                         0              0             0            0
Stephen M. Thurer                                        0              0             0            0
Nicolas F. Tiffou                    France              0              0             0            0
Jason A. Tilroe                                          0              0             0            0
Elena B. Titova                Russian Federation        0              0             0            0
Daisuke Toki                         Japan               0              0             0            0
Peter K. Tomozawa                                        0              0             0            0
Massimo Tononi                       Italy               0              0             0            0
Brian J. Toolan                                          0              0             0            0
Serena Torielli                      Italy               0              0             0            0
John R. Tormondsen                                       0              0             0            0
Frederick Towfigh                                        0              0             0            0
John L. Townsend III                                     0              0             0            0
Mark J. Tracey                         UK                0              0             0            0
Stephen S. Trevor                                        0              0             0            0
Byron D. Trott                                           0              0             0            0
Michael A. Troy                                          0              0             0            0
Daniel Truell                          UK                0              0             0            0
Donald J. Truesdale                                      0              0             0            0
Irene Y. Tse                       Hong Kong             0              0             0            0
Robert B. Tudor III                                      0              0             0            0
Thomas E. Tuft                                           0              0             0            0

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6            SOLE          SHARED          SOLE           SHARED
                                         CITIZENSHIP         VOTING         VOTING       DISPOSITIVE    DISPOSITIVE
                                        (UNITED STATES      POWER OF       POWER OF       POWER OF        POWER OF
              ITEM 1                   UNLESS OTHERWISE     UNCOVERED      UNCOVERED      UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS            INDICATED)          SHARES        SHARES         SHARES         SHARES
----------------------------------    -------------------   ---------      ---------    ------------    -----------
John Tumilty                                  UK                0              0             0               0
Barry S. Turkanis                                               0              0             0               0
Malcolm B. Turnbull                       Australia             0              0             0               0
Christopher H. Turner                                           0              0             0               0
Gareth N. Turner                            Canada              0              0             0               0
Greg A. Tusar                                                   0              0             0               0
Eiji Ueda                                   Japan               0              0             0               0
Scott B. Ullem                                                  0              0             0               0
Kaysie P. Uniacke                                               0              0             0               0
Can Uran                                                        0              0             0               0
John E. Urban                                                   0              0             0               0
Lucas van Praag                               UK                0              0             0               0
Hugo H. Van Vredenburch                The Netherlands          0              0             0               0
Frederick G. Van Zijl                                           0              0             0               0
Lee G. Vance                                                    0              0             0               0
Ashok Varadhan                                                  0              0             0               0
Corrado P. Varoli                           Canada              0              0             0               0
John J. Vaske                                                   0              0             0               0
Philip J. Venables                            UK                0              0             0               0
Robin A. Vince                                UK                0              0             0               0
David A. Viniar                                                 0              0             0               0
Andrea A. Vittorelli                        Italy               0              0             0               0
Alejandro Vollbrechthausen                  Mexico              0              0             0               0
Barry S. Volpert                                               20              0            20               0
Casper W. Von Koskull                      Finland              0              0             0               0
David H. Voon                                                   0              0             0               0
Robert T. Wagner                                                0              0             0               0
John E. Waldron                                                 0              0             0               0
George H. Walker IV                                             0             10(19)         0              10(19)
Joann B. Walker                                                 0              0             0               0
Thomas B. Walker III                                            0              0             0               0
Robert P. Wall                                                  0              0             0               0
Steven A. Wallace                             UK                0              0             0               0
Berent A. Wallendahl                        Norway              0              0             0               0
David R. Walton                               UK                0              0             0               0
Hsueh-Ming Wang                                                 0              0             0               0
Theodore T. Wang                         China (PRC)            0              0             0               0
Patrick J. Ward                                                 0              0             0               0
Michael W. Warren                             UK                0              0             0               0
Peter J. Warren                               UK                0              0             0               0
Haruko Watanuki                             Japan               0              0             0               0
Jerry T. Wattenberg                                             0              0             0               0
Mark K. Weeks                                 UK                0              0             0               0
David M. Weil                                                   0              0             0               0
Theodor Weimer                             Germany              0              0             0               0
John S. Weinberg                                                0              0             0               0
Peter A. Weinberg                                               0              0             0               0

----------------------
(19)     Shared with family members.

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6            SOLE          SHARED          SOLE           SHARED
                                         CITIZENSHIP         VOTING         VOTING       DISPOSITIVE    DISPOSITIVE
                                        (UNITED STATES      POWER OF       POWER OF       POWER OF        POWER OF
              ITEM 1                   UNLESS OTHERWISE     UNCOVERED      UNCOVERED      UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS            INDICATED)          SHARES        SHARES         SHARES         SHARES
----------------------------------    -------------------   ---------      ---------    ------------    -----------
Gregg S. Weinstein                                              0              0             0               0
Scott R. Weinstein                                              0              0             0               0
Mark S. Weiss                                                   0              0             0               0
Richard A. Weissmann                                            0              0             0               0
George W. Wellde, Jr.                                           0              0             0               0
Christopher S. Wendel                                           0              0             0               0
Martin M. Werner                            Mexico              0              0             0               0
Richard T. Wertz                                                0              0             0               0
Lance N. West                                                   0              0             0               0
Matthew Westerman                             UK                0              0             0               0
Barbara A. White                                                0              0             0               0
Eileen M. White                                                 0              0             0               0
Melanie J. White                              UK                0              0             0               0
William Wicker                                                  0              0             0               0
A. Carver Wickman                                               0              0             0               0
Elisha Wiesel                                                   0              0             0               0
C. Howard Wietschner                                            0              0             0               0
David D. Wildermuth                                             0              0             0               0
Edward R. Wilkinson                                            83              0            83               0
Kevin L. Willens                                                0              0             0               0
Susan A. Willetts                                               0              0             0               0
Anthony G. Williams                           UK                0              0             0               0
Christopher G. Williams                       UK                0              0             0               0
Gary W. Williams                                                0              0             0               0
Meurig R. Williams                            UK                0              0             0               0
Todd A. Williams                                               90              0            90               0
John S. Willian                                                 0              0             0               0
Kenneth W. Willman                                              0              0             0               0
Keith R. Wills                                UK                0              0             0               0
Deborah B. Wilkens                       Germany/USA            0              0             0               0
Andrew F. Wilson                         New Zealand            0              0             0               0
Kendrick R. Wilson III                                          0              0             0               0
Kurt D. Winkelmann                                              0              0             0               0
Jon Winkelried                                                  0              0             0               0
Steven J. Wisch                                                 0              0             0               0
Michael S. Wishart                                              0              0             0               0
Samuel J. Wisnia                            France              0              0             0               0
Richard E. Witten                                               0              0             0               0
Alexander D. Wohl                                               0              0             0               0
William H. Wolf, Jr.                                            0              0             0               0
Melinda B. Wolfe                                                0              0             0               0
Tracy R. Wolstencroft                                           0              0             0               0
Jon A. Woodruf                                                  0              0             0               0
Neil J. Wright                                UK                0              0             0               0
Denise A. Wyllie                              UK                0              0             0               0
Zi Wang Xu                            Canada/China (PRC)        0              0             0               0
Richard A. Yacenda                                              0              0             0               0
Tetsufumi Yamakawa                          Japan               0              0             0               0
Yasuyo Yamazaki                             Japan               0              0             0               0

                                                              ITEM 7        ITEM 8         ITEM 9         ITEM 10
                                            ITEM 6            SOLE          SHARED          SOLE           SHARED
                                         CITIZENSHIP         VOTING         VOTING       DISPOSITIVE    DISPOSITIVE
                                        (UNITED STATES      POWER OF       POWER OF       POWER OF        POWER OF
              ITEM 1                   UNLESS OTHERWISE     UNCOVERED      UNCOVERED      UNCOVERED       UNCOVERED
    NAMES OF REPORTING PERSONS            INDICATED)          SHARES        SHARES         SHARES         SHARES
----------------------------------    -------------------   ---------      ---------    ------------    -----------
Anne Yang                                                       0              0             0               0
Danny O. Yee                                                    0              0             0               0
Shinichi Yokote                             Japan               0              0             0               0
Jaime E. Yordan                                                 0              0             0               0
W. Thomas York, Jr.                                             0              0             0               0
Wassim G. Younan                           Lebanon              0              0             0               0
Paul M. Young                                                   0              0             0               0
William J. Young                                                0              0             0               0
Sanaz Zaimi                                   UK                0              0             0               0
Michael J. Zamkow                                               0             40(20)         0              40(20)
Peter J. Zangari                                                0              0             0               0
Paolo Zannoni                               Italy               0              0             0               0
Yoel Zaoui                                  France              0              0             0               0
Gregory H. Zehner                                               0              0             0               0
Jide J. Zeitlin                                                 0              0             0               0
Gregory Zenna                                                   0              0             0               0
Yi Kevin Zhang                           China (PRC)            0              0             0               0
Joan H. Zief                                                    0              0             0               0
John W. Ziegler                                                 0              0             0               0
Joseph R. Zimmel                                                0              0             0               0
James P. Ziperski                                               0              0             0               0
Barry L. Zubrow                                                 0              0             0               0
Mark A. Zurack                                                  0              0             0               0

Shares held by 86 private                    N/A                0      1,783,013            0        1,783,013
charitable foundations established
by 86 Covered Persons each of
whom is a co-trustee of one or
more of such private charitable
foundations(21)

---------------
(20)     Shared with family members.

(21) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                              ITEM 6          ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                             PLACE OF          SOLE         SHARED         SOLE           SHARED
                                          ORGANIZATION        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK         POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
      NAMES OF REPORTING PERSONS           INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------      ----------------     ---------     ---------    ------------    -----------
TRUSTS

2000 John A. Thain Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 John A. Thain Grantor
    Retained Annuity Trust                                       0             0             0              0
2002 Avi M. Nash Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 Danny O. Yee Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 Douglas W. Kimmelman
     Grantor Retained Annuity Trust                              0             0             0              0
2002 James M. Sheridan Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 John A. Thain Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 Mary Ann Casati Grantor
     Retained Annuity Trust                                      0             0             0              0
2002 Scott S. Prince Grantor
     Retained Annuity Trust                                      0             0             0              0
2003 Scott S. Prince Grantor
     Retained Annuity Trust                                      0             0             0              0
2003 John A. Thain Grantor
     Retained Annuity Trust                                      0             0             0              0
2003 Danny O. Yee Grantor
     Retained Annuity Trust                                      0             0             0              0
The Abby Joseph Cohen 2000
     Family Trust                                                0             0             0              0
The Abby Joseph Cohen 2002
     Annuity Trust I                                             0             0             0              0
The Abby Joseph Cohen 2002
     Annuity Trust II                                            0             0             0              0
The Abby Joseph Cohen 2003
    Annuity Trust I                                              0             0             0              0
The Abby Joseph Cohen 2003
    Annuity Trust II                                             0             0             0              0
The Adina R. Lopatin 2000 Trust                                  0             0             0              0
The Alexander H. Witten 2000 Trust                               0             0             0              0
The Alexander I. Berlinski 2000 Trust                            0             0             0              0
The Alexander Litzenberger
    Remainder Trust                                              0             0             0              0
The Alexandra D. Steel 2000 Trust
The Alexis Blood 2000 Trust
The Alyssa Blood 2000 Trust                                      0             0             0              0

                                              ITEM 6          ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                             PLACE OF          SOLE         SHARED         SOLE           SHARED
                                          ORGANIZATION        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK         POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
      NAMES OF REPORTING PERSONS           INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------      ----------------     ---------     ---------    ------------    -----------
The Amanda Liann Mead 2000 Trust                                 0             0             0              0
Anahue Trust(22)                              Jersey             0             0             0              0
Andrew L. Fippinger-Millennium
  Trust(23)                                                      0             0             0              0
The Andrew M. Alper 2002
  Annuity Trust I                                                0             0             0              0
The Andrew M. Alper 2002
  Annuity Trust II                                               0             0             0              0
The Andrew M. Alper 2003
  Annuity Trust I                                                0             0             0              0
The Andrew M. Alper 2003
  Annuity Trust II                                               0             0             0              0
The Andrew M. Gordon 2000 Family Trust                           0             0             0              0
The Anne R. Witten 2000 Trust                                    0             0             0              0
The Anne Sullivan Wellde 2000 Trust                              0             0             0              0
The Anthony D. Lauto 2000 Family Trust                           0             0             0              0
The Anthony D. Lauto 2002 Annuity
     Trust I                                                     0             0             0              0
The Anthony D. Lauto 2002 Annuity
    Trust II                                                     0             0             0              0
The Anthony D. Lauto 2003 Annuity
    Trust I                                                      0             0             0              0
The Anthony D. Lauto 2003 Annuity
    Trust II                                                     0             0             0              0
The Arthur J. Reimers, III Defective
    Trust 2000                             Connecticut           0             0             0              0
The Avi M. Nash 2000 Family Trust                                0             0             0              0
The Bari Marissa Schwartz 2000 Trust                             0             0             0              0
Barry A. Kaplan 2000 Family Trust                                0             0             0              0
Barry A. Kaplan 2002 GRAT                                        0             0             0              0
Barry A. Kaplan 2003 GRAT                                        0             0             0              0
The Barry L. Zubrow 2000 Family Trust                            0             0             0              0
The Barry L. Zubrow 2002 Annuity
     Trust I                                                     0             0             0              0
The Barry L. Zubrow 2002 Annuity
    Trust II                                                     0             0             0              0
Beller 2002 GRAT                                                 0             0             0              0
Beller 2003 GRAT                                                 0             0             0              0
Beller 2003 Family Trust                                         0             0             0              0

------------
(22)     Created by Andrew A. Chisholm.

(23)     Created by Ann F. Kaplan.

                                              ITEM 6          ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                             PLACE OF          SOLE         SHARED         SOLE           SHARED
                                          ORGANIZATION        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK         POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
      NAMES OF REPORTING PERSONS           INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------      ----------------     ---------     ---------    ------------    -----------
The Beller/Moses Trust                                           0             0             0              0
The Benjamin H. Sherlund 2000 Trust                              0             0             0              0
The Benjamin Kraus 2000 Trust                                    0             0             0              0
The Bradford C. Koenig 2001 Family
    Trust                                                        0             0             0              0
The Bradford C. Koenig 2002 Annuity
     Trust I                                                     0             0             0              0
The Bradley Abelow Family 2000 Trust                             0             0             0              0
The Brian Patrick Minehan 2001
    Trust(24)                                                    0             0             0              0
The Caceres Novogratz Family Trust                               0             0             0              0
The Carlos A. Cordeiro Trust                                     0             0             0              0
The Charlotte Steel 2000 Trust                                   0             0             0              0
The Charlotte Textor 2000 Trust                                  0             0             0              0
The Christopher A. Cole 2000 Family
    Trust                                                        0             0             0              0
The Christopher A. Cole 2002 Annuity
     Trust I                                                     0             0             0              0
The Christopher A. Cole 2002 Annuity
    Trust II                                                     0             0             0              0
The Christopher A. Cole 2003 Annuity
    Trust I                                                      0             0             0              0
The Christopher A. Cole 2003 Annuity
    Trust II                                                     0             0             0              0
The Christopher K. Norton 2000 Family
    Trust                                                        0             0             0              0
The Christopher Palmisano Remainder
    Trust(25)                                                    0             0             0              0
The Christopher Ryan Tortora 2000
    Trust                                                        0             0             0              0
The Cody J Smith 2000 Family Trust                               0             0             0              0
The Cody J Smith 2002 Annuity Trust I                            0             0             0              0
The Cody J Smith 2002 Annuity Trust II                           0             0             0              0
The Connie K. Duckworth 2000 Family
    Trust                                                        0             0             0              0
Dangui Trust(26)                                                 0             0             0              0
The Daniel Alexander Schwartz 2000
    Trust                                                        0             0             0              0

---------------
(24)     Created by E. Gerald Corrigan.

(25)     Created by Robert H. Litzenberger.

(26)     Created by Emmanuel Roman.

                                              ITEM 6          ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                             PLACE OF          SOLE         SHARED         SOLE           SHARED
                                          ORGANIZATION        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK         POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
      NAMES OF REPORTING PERSONS           INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------      ----------------     ---------     ---------    ------------    -----------
The Daniel M. Neidich 2002 Annuity
     Trust I                                                     0             0             0              0
The Daniel M. Neidich 2002 Annuity
    Trust II                                                     0             0             0              0
The Daniel M. Neidich 2003 Annuity
    Trust I                                                      0             0             0              0
The Daniel M. Neidich 2003 Annuity
    Trust II                                                     0             0             0              0
The Daniel W. Stanton 2002 Annuity
     Trust I                                                     0             0             0              0
The Daniel W. Stanton 2002 Annuity
    Trust II                                                     0             0             0              0
The Daniel W. Stanton II 2000 Trust                              0             0             0              0
The Danny O. Yee Trust                                           0             0             0              0
The David B. Ford 2002 Annuity Trust
    dtd as of 6/26/2002                    Pennsylvania          0             0             0              0
The David B. Ford 2003 Annuity Trust
    dtd as of 6/26/2003                    Pennsylvania          0             0             0              0
The David B. Heller 2000 Family Trust                            0             0             0              0
The David G. Lambert 2000 Family Trust                           0             0             0              0
The David G. Lambert 2002 Annuity
     Trust I                                                     0             0             0              0
The David G. Lambert 2002 Annuity
    Trust II                                                     0             0             0              0
The David L. Henle 2000 Family Trust                             0             0             0              0
The David L. Henle 2002 Annuity
    Trust I                                                      0             0             0              0
The David L. Henle 2002 Annuity
    Trust II                                                     0             0             0              0
The David L. Henle 2003 Annuity
    Trust I                                                      0             0             0              0
The David L. Henle 2003 Annuity
    Trust II                                                     0             0             0              0
The David M. Baum Family 2000 Trust         New Jersey           0             0             0              0
The David Viniar 2002 Annuity Trust I                            0             0             0              0
The David Viniar 2002 Annuity Trust II                           0             0             0              0
The David Viniar 2003 Annuity Trust I                            0             0             0              0
The David Viniar 2003 Annuity Trust II                           0             0             0              0
The David W. Blood 2002 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6          ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                             PLACE OF          SOLE         SHARED         SOLE           SHARED
                                          ORGANIZATION        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK         POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
      NAMES OF REPORTING PERSONS           INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------      ----------------     ---------     ---------    ------------    -----------
The David W. Blood 2002 Annuity
    Trust II                                                     0             0             0              0
The Donald F. Textor 2002 Annuity
     Trust I                                                     0             0             0              0
The Donald F. Textor 2002 Annuity
    Trust II                                                     0             0             0              0
The Donald F. Textor 2003 Annuity
     Trust I                                                     0             0             0              0
The Donald F. Textor 2003 Annuity
     Trust II                                                    0             0             0              0
The Douglas W. Kimmelman Trust                                   0             0             0              0
The E. Gerald Corrigan 2002 Annuity
     Trust I                                                     0             0             0              0
The E. Gerald Corrigan 2003 Annuity
     Trust I                                                     0             0             0              0
The Eaddy Adele Kiernan 2000 Trust                               0             0             0              0
The Edward C. Forst 2000 Family Trust                            0             0             0              0
The Edward C. Forst 2002 Annuity
     Trust I                                                     0             0             0              0
The Edward C. Forst 2002 Annuity
    Trust II                                                     0             0             0              0
The Edward Scott Mead 2001 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2002 Annuity
     Trust I                                                     0             0             0              0
The Edward Scott Mead 2002 Annuity
    Trust II                                                     0             0             0              0
The Edward Scott Mead 2003 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2003 Annuity
    Trust II                                                     0             0             0              0
Eff Warren Martin 2000 Children's
    Trust                                   California           0             0             0              0
The Elizabeth Anne Corrigan 2000 Trust                           0             0             0              0
The Elizabeth H. Coulson 2000 Trust                              0             0             0              0
The Elizabeth L. Heller 2000 Trust                               0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                0             0             0              0
The Elizabeth M. Stanton 2000 Trust                              0             0             0              0
The Elizabeth Steel 2000 Trust                                   0             0             0              0
The Ellie Dorit Neustein 2000 Trust                              0             0             0              0
The Emily Austen Katz 2000 Trust                                 0             0             0              0
The Emily Stecher 2000 Trust                                     0             0             0              0

                                              ITEM 6          ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                             PLACE OF          SOLE         SHARED         SOLE           SHARED
                                          ORGANIZATION        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK         POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
      NAMES OF REPORTING PERSONS           INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------      ----------------     ---------     ---------    ------------    -----------
The Emma M.L. Mead 2000 Trust                                    0             0             0              0
The Eric Fithian 2000 Trust(27)                                  0             0             0              0
The Erin Marie Tormondsen 2000 Trust                             0             0             0              0
The Esta Eiger Stecher 2002 Annuity
     Trust I                                                     0             0             0              0
The Esta Eiger Stecher 2002 Annuity
    Trust II                                                     0             0             0              0
The Esta Eiger Stecher 2003 Annuity
     Trust I                                                     0             0             0              0
The Esta Eiger Stecher 2003 Annuity
     Trust II                                                    0             0             0              0
The Evans Trust(28)                                              0             0             0              0
The Francis J. Ingrassia 2000 Family
    Trust                                                        0             0             0              0
The Francis J. Ingrassia 2002 Annuity
     Trust I                                                     0             0             0              0
The Francis J. Ingrassia 2002 Annuity
     Trust II                                                    0             0             0              0
The Frank L. Coulson III 2000 Trust                              0             0             0              0
The Fredric E. Steck 2000 Family Trust                           0             0             0              0
The Fredric E. Steck 2002 Annuity
     Trust I                                                     0             0             0              0
The Fredric E. Steck 2002 Annuity
    Trust II                                                     0             0             0              0
The Fredric E. Steck 2003 Annuity
     Trust I                                                     0             0             0              0
The Fredric E. Steck 2003 Annuity
     Trust II                                                    0             0             0              0
Gary D. Cohn 2000 Family Trust                                   0             0             0              0
The Gary W. Williams 2001 Trust                                  0             0             0              0
The Gene Tiger Sykes 2001 Family Trust                           0             0             0              0
The Gene Tiger Sykes 2002 Annuity
     Trust I                                                     0             0             0              0
The Gene Tiger Sykes 2002 Annuity
    Trust II                                                     0             0             0              0
The Gene Tiger Sykes 2003 Annuity
     Trust I                                                     0             0             0              0
The Gene Tiger Sykes 2003 Annuity
     Trust II                                                    0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                        0             0             0              0
The George H. Walker 2000 Family Trust                           0             0             0              0

---------------
(27)     Created by David A. Viniar.

(28)     Created by W. Mark Evans.

                                              ITEM 6          ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                             PLACE OF          SOLE         SHARED         SOLE           SHARED
                                          ORGANIZATION        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK         POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
      NAMES OF REPORTING PERSONS           INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------      ----------------     ---------     ---------    ------------    -----------
The George H. Walker 2002 Annuity
     Trust I                                                     0             0             0              0
The George H. Walker 2002 Annuity
    Trust II                                                     0             0             0              0
The George W. Wellde, Jr. 2002
     Annuity Trust I                                             0             0             0              0
The George W. Wellde, Jr. 2002
     Annuity Trust II                                            0             0             0              0
The George William Wellde III 2000
     Trust                                                       0             0             0              0
Ghez 2000 GRAT                                                   0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                   0             0             0              0
The Girish V. Reddy 2001 Trust                                   0             0             0              0
The Girish V. Reddy Trust                                        0             0             0              0
The Goldenberg 2000 Family Trust                                 0             0             0              0
The Greg M. Ostroff 2000 Family Trust                            0             0             0              0
The Gregory D. Cohen 2000 Trust                                  0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                        0             0             0              0
The Gregory K. Palm 2000 Family Trust                            0             0             0              0
The Gregory K. Palm 2002 Annuity
     Trust I                                                     0             0             0              0
The Gregory K. Palm 2002 Annuity
    Trust II                                                     0             0             0              0
The Gregory K. Palm 2003 Annuity
     Trust I                                                     0             0             0              0
The Gregory K. Palm 2003 Annuity
     Trust II                                                    0             0             0              0
The Guapulo Trust(29)                         Jersey             0             0             0              0
The Howard A. Silverstein 2000 Family
    Trust                                                        0             0             0              0
The Howard A. Silverstein 2002
     Annuity Trust I                                             0             0             0              0
The Howard A. Silverstein 2002
    Annuity Trust II                                             0             0             0              0
The Howard A. Silverstein 2003
     Annuity Trust I                                             0             0             0              0
The Howard A. Silverstein 2003
     Annuity Trust II                                            0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                0             0             0              0
The J. David Rogers 2002 Annuity
     Trust I                                                     0             0             0              0

----------------
(29)     Created by Erland S. Karlsson.

                                              ITEM 6          ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                             PLACE OF          SOLE         SHARED         SOLE           SHARED
                                          ORGANIZATION        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK         POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
      NAMES OF REPORTING PERSONS           INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------      ----------------     ---------     ---------    ------------    -----------
The J. David Rogers 2002 Annuity
    Trust II                                                     0             0             0              0
The J. David Rogers 2003 Annuity
     Trust I                                                     0             0             0              0
The J. David Rogers 2003 Annuity
     Trust II                                                    0             0             0              0
The James Alexander Mead 2000 Trust                              0             0             0              0
The James M. Sheridan Shares Trust                               0             0             0              0
The James M. Sheridan Trust                                      0             0             0              0
The James Nicholas Katz 2000 Trust                               0             0             0              0
James P. Riley, Jr. 2000 Family Trust                            0             0             0              0
The James P. Riley, Jr. 2002 Family
     GST Trust                                                   0             0             0              0
The Jason Kraus 2000 Trust                      UK               0             0             0              0
The Jason William Tortora 2000 Trust                             0             0             0              0
The Jeffrey D. Witten 2000 Trust                                 0             0             0              0
The Jennifer Lauren Alper 2000 Trust                             0             0             0              0
JG 2000 Trust(30)                                                0             0             0              0
JG 2000 Trust (continuing trust)(30)                             0             0             0              0
JG 2002 GRAT(30)                                                 0             0             0              0
JG 2003 GRAT(30)                                                 0             0             0              0
JG 2003 Family Trust(30)                                         0             0             0              0
The John A. Thain Trust                                          0             0             0              0
The John J. Powers 2000 Family Trust                             0             0             0              0
The John O. Downing 2000 Family Trust                            0             0             0              0
The John O. Downing 2002 Annuity
     Trust I                                                     0             0             0              0
The John O. Downing 2002 Annuity
    Trust II                                                     0             0             0              0
The John O. Downing 2003 Annuity
    Trust I                                                      0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                        0             0             0              0
The John P. Curtin, Jr. 2001 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen 2002 Annuity
     Trust I                                                     0             0             0              0
The John R. Tormondsen 2002 Annuity
    Trust II                                                     0             0             0              0

--------------
(30)     Created by Jacob D. Goldfield.

                                              ITEM 6          ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                             PLACE OF          SOLE         SHARED         SOLE           SHARED
                                          ORGANIZATION        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK         POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
      NAMES OF REPORTING PERSONS           INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------      ----------------     ---------     ---------    ------------    -----------
The John R. Tormondsen 2003 Annuity
     Trust I                                                     0             0             0              0
The John R. Tormondsen 2003 Annuity
     Trust II                                                    0             0             0              0
The John R. Tormondsen, Jr. 2000 Trust                           0             0             0              0
The John S. Weinberg 2000 Family Trust                           0             0             0              0
The John S. Weinberg 2002 Annuity
     Trust I                                                     0             0             0              0
The John S. Weinberg 2002 Annuity
    Trust II                                                     0             0             0              0
The John S. Weinberg 2003 Annuity
     Trust I                                                     0             0             0              0
The John S. Weinberg 2003 Annuity
     Trust II                                                    0             0             0              0
The Jon R. Aisbitt Trust                      Jersey             0             0             0              0
The Jonathan G. Neidich 2000 Trust                               0             0             0              0
The Jonathan L. Cohen 2002 Annuity
     Trust I                                                     0             0             0              0
The Jonathan M. Lopatin 2002 Annuity
    Trust I                                                      0             0             0              0
The Jonathan M. Lopatin 2002 Annuity
     Trust II                                                    0             0             0              0
The Jordan Viniar 2000 Trust                                     0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                        0             0             0              0
The Joseph Della Rosa 2002 Annuity
     Trust I                                                     0             0             0              0
The Joseph Della Rosa 2002 Annuity
    Trust II                                                     0             0             0              0
The Joseph H. Gleberman 2000 Family
    Trust                                                        0             0             0              0
The Joseph H. Gleberman 2002 Annuity
    Trust I                                                      0             0             0              0
The Karen Barlow Corrigan 2000 Trust                             0             0             0              0
The Karen Rebecca Alper 2000 Trust                               0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                         Jersey             0             0             0              0
The Katherine A. M. Stanton 2000 Trust                           0             0             0              0
The Katheryn C. Coulson 2000 Trust                               0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                           0             0             0              0

                                              ITEM 6          ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                             PLACE OF          SOLE         SHARED         SOLE           SHARED
                                          ORGANIZATION        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK         POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
      NAMES OF REPORTING PERSONS           INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------      ----------------     ---------     ---------    ------------    -----------
The Kelsey Fithian 2000 Trust(31)                                0             0             0              0
The Kenneth Litzenberger Remainder
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                           0             0             0              0
The Kevin W. Kennedy 2001 Siblings
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2002 Annuity
     Trust I                                                     0             0             0              0
The Kevin W. Kennedy 2002 Annuity
     Trust II                                                    0             0             0              0
The Kevin W. Kennedy 2002 Annuity
    Trust III                                                    0             0             0              0
The Kevin W. Kennedy 2003 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2003 Annuity
    Trust II                                                     0             0             0              0
The Kevin W. Kennedy 2003 Annuity
    Trust III                                                    0             0             0              0
The Kimberly Lynn Macaione 2000
    Trust(32)                                                    0             0             0              0
The Kimberly R. Textor 2000 Trust                                0             0             0              0
The Kipp M. Nelson Trust                                         0             0             0              0
The Kuala Trust(33)                           Jersey             0             0             0              0
The Kyle F. Textor 2000 Trust
The Lauren Schiller 2000 Trust                                   0             0             0              0
The Lawrence R. Buchalter 2000 Family
     Trust                                                       0             0             0              0
Lawrence R. Buchalter 2002 Annuity
    Trust I                                                      0             0             0              0
The Lawrence R. Buchalter 2002
    Annuity Trust II                                             0             0             0              0
The Lee G. Vance 2000 Family Trust                               0             0             0              0
The Lee G. Vance 2002 Annuity Trust I                            0             0             0              0
The Leslie C. Sillcox 2003 Annuity
     Trust I                                                     0             0             0              0
The Leslie C. Sillcox 2003 Annuity
     Trust II                                                    0             0             0              0
The Leslie C. Tortora 2002 Annuity
     Trust I                                                     0             0             0              0
The Leslie C. Tortora 2002 Annuity
    Trust II                                                     0             0             0              0

--------------
(31)     Created by David A. Viniar.

(32)     Created by Frank L. Coulson, Jr.

(33)     Created by Sylvain M. Hefes.

                                              ITEM 6          ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                             PLACE OF          SOLE         SHARED         SOLE           SHARED
                                          ORGANIZATION        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK         POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
      NAMES OF REPORTING PERSONS           INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------      ----------------     ---------     ---------    ------------    -----------
Lloyd C. Blankfein 2000 Family Trust                             0             0             0              0
The Lloyd C. Blankfein 2002 Annuity
    Trust I                                                      0             0             0              0
The Louise Rice Townsend 2000 Trust                              0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                      New Jersey           0             0             0              0
M. Roch Hillenbrand Trust f/b/o Molly
    D. Hillenbrand                          New Jersey           0             0             0              0
The Mallory G. Neidich 2000 Trust                                0             0             0              0
The Marc A. Spilker 2000 Family Trust                            0             0             0              0
The Mark A. Zurack 2000 Family Trust                             0             0             0              0
The Mark A. Zurack 2000 Issue Trust                              0             0             0              0
The Mark A. Zurack 2002 Annuity Trust
     I                                                           0             0             0              0
The Mark A. Zurack 2002 Annuity Trust
    II                                                           0             0             0              0
The Mark A. Zurack 2003 Annuity Trust
     I                                                           0             0             0              0
Mark Dehnert Living Trust                    Illinois            0             0             0              0
The Mark Tercek 2000 Family Trust                                0             0             0              0
The Mark Tercek 2002 Annuity Trust I                             0             0             0              0
The Mark Tercek 2002 Annuity Trust II                            0             0             0              0
The Mark Tercek 2003 Annuity Trust I                             0             0             0              0
Marks 2000 (continuing trust)                                    0             0             0              0
The Mary Agnes Reilly Kiernan 2000
    Trust                                                        0             0             0              0
The Mary Ann Casati Trust                                        0             0             0              0
The Matthew D. Rogers 2000 Trust                                 0             0             0              0
The Maya Bettina Linden 2000 Trust                               0             0             0              0
Melissa Jane Minehan 2001 Trust(34)                              0             0             0              0
The Merritt Moore Townsend 2000 Trust                            0             0             0              0
The Mesdag Family Trust                      Delaware            0             0             0              0
The Michael A. Price 2000 Family Trust                           0             0             0              0

-------------
(34)     Created by E. Gerald Corrigan.

                                              ITEM 6          ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                             PLACE OF          SOLE         SHARED         SOLE           SHARED
                                          ORGANIZATION        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK         POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
      NAMES OF REPORTING PERSONS           INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------      ----------------     ---------     ---------    ------------    -----------
The Michael D. Ryan 2000 Family Trust                            0             0             0              0
The Michael D. Ryan 2002 Annuity
    Trust II                                                     0             0             0              0
The Michael D. Ryan 2003 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2000 Family
    Trust                                                        0             0             0              0
The Michael J. Zamkow 2001 Trust                                 0             0             0              0
The Michael J. Zamkow 2002 Annuity
     Trust I                                                     0             0             0              0
The Michael J. Zamkow 2002 Annuity
    Trust II                                                     0             0             0              0
The Michael Stecher 2000 Trust                                   0             0             0              0
The Milton R. Berlinski 2002 Annuity
     Trust I                                                     0             0             0              0
The Milton R. Berlinski 2002 Annuity
    Trust II                                                     0             0             0              0
The Milton R. Berlinski 2003 Annuity
     Trust I                                                     0             0             0              0
The Milton R. Berlinski 2003 Annuity
     Trust II                                                    0             0             0              0
The Milton R. and Jena M. Berlinski
     2003 Life Insurance Trust                                   0             0             0              0
The Mossavar-Rahmani 2000 Family Trust                           0             0             0              0
Murphy 2000 (continuing trust) (35)                              0             0             0              0
Murphy 2002 GRAT(35)                                             0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                             0             0             0              0
The Nicole Schiller 2000 Trust                                   0             0             0              0
The Patrick J. Ward 2001 Trust                                   0             0             0              0
The Peter C. Gerhard 2000 Family Trust                           0             0             0              0
The Peter C. Gerhard 2002 Annuity
     Trust I                                                     0             0             0              0
The Peter C. Gerhard 2002 Annuity
    Trust II                                                     0             0             0              0
The Peter C. Gerhard 2003 Annuity
    Trust I                                                      0             0             0              0
The Peter C. Gerhard 2003 Annuity
    Trust II                                                     0             0             0              0
The Peter D. Kiernan, III 2002
     Annuity Trust I                                             0             0             0              0

-------------
(35)     Created by Thomas S. Murphy, Jr.

                                              ITEM 6          ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                             PLACE OF          SOLE         SHARED         SOLE           SHARED
                                          ORGANIZATION        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK         POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
      NAMES OF REPORTING PERSONS           INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------      ----------------     ---------     ---------    ------------    -----------
The Peter D. Kiernan, III 2002
    Annuity Trust II                                             0             0             0              0
The Peter Kiernan IV 2000 Trust                                  0             0             0              0
The Peter S. Kraus 2002 Annuity
    Trust I                                                      0             0             0              0
The Peter S. Kraus 2002 Annuity
    Trust II                                                     0             0             0              0
The Peter S. Kraus 2003 Annuity
    Trust I                                                      0             0             0              0
The Peter S. Kraus 2003 Annuity
    Trust II                                                     0             0             0              0
The Philip D. Murphy 2000 Family Trust                           0             0             0              0
The Philip D. Murphy 2002 Annuity
    Trust I                                                      0             0             0              0
The Philip D. and Tammy S. Murphy
    2002 Life Insurance Trust                                    0             0             0              0
The Philip Darivoff 2002 Annuity
     Trust I                                                     0             0             0              0
The Philip Darivoff 2002 Annuity
     Trust II                                                    0             0             0              0
The Philip Darivoff 2002 Family Trust                            0             0             0              0
The Rachel M. Darivoff 2000 Trust                                0             0             0              0
The Ralph F. Rosenberg 2000 Family
     Trust                                                       0             0             0              0
The Ralph F. Rosenberg 2002 Annuity
     Trust I                                                     0             0             0              0
The Ralph F. Rosenberg 2002 Annuity
    Trust II                                                     0             0             0              0
The Ralph F. Rosenberg 2003 Annuity
     Trust I                                                     0             0             0              0
The Ralph F. Rosenberg 2003 Annuity
     Trust II                                                    0             0             0              0
Randal M. Fippinger-Millennium
     Trust(36)                                                   0             0             0              0
The Randolph L. Cowen 2000 Family
    Trust                                                        0             0             0              0
Rayas Trust(37)                               Jersey             0             0             0              0
The Rebecca Viniar 2000 Trust                                    0             0             0              0
The Richard A. Friedman 2002 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                        0             0             0              0

-----------------
(36)     Created by Ann F. Kaplan.

(37)     Created by Emmanuel Roman.

                                              ITEM 6          ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                             PLACE OF          SOLE         SHARED         SOLE           SHARED
                                          ORGANIZATION        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK         POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
      NAMES OF REPORTING PERSONS           INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------      ----------------     ---------     ---------    ------------    -----------
The Richard A. Sapp 2000 Family Trust                            0             0             0              0
The Richard A. Sapp 2002 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Sapp 2003 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2002 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2002 Annuity
    Trust II                                                     0             0             0              0
The Richard E. Witten 2003 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2003 Annuity
    Trust II                                                     0             0             0              0
The Richard G. Sherlund 2002 Annuity
    Trust I                                                      0             0             0              0
Robert A. Fippinger, Jr. Millennium
    Trust(38)                                                    0             0             0              0
The Robert B. Litterman 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Litterman 2002 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Litterman 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert B. Morris III 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Morris III 2002 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Morris III 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert B. Morris III 2003 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Morris III 2003 Annuity
    Trust II                                                     0             0             0              0
The Robert J. Hurst 2000 Family Trust                            0             0             0              0
The Robert J. Hurst 2002 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert J. Hurst 2003 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2003 Annuity
    Trust II                                                     0             0             0              0
The Robert J. Katz 2002 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Katz 2002 Annuity
    Trust II                                                     0             0             0              0

--------------
(38)     Created by Ann F. Kaplan.

                                              ITEM 6          ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                             PLACE OF          SOLE         SHARED         SOLE           SHARED
                                          ORGANIZATION        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK         POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
      NAMES OF REPORTING PERSONS           INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------      ----------------     ---------     ---------    ------------    -----------
The Robert J. Katz 2003 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Katz 2003 Annuity
    Trust II                                                     0             0             0              0
The Robert J. O'Shea 2000 Family Trust                           0             0             0              0
The Robert J. O'Shea 2002 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O'Shea 2002 Annuity
    Trust II                                                     0             0             0              0
The Robert J. O'Shea 2003 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O'Shea 2003 Annuity
    Trust II                                                     0             0             0              0
The Robert J. Pace 2000 Family Trust                             0             0             0              0
The Robert J. Pace 2002 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Pace 2003 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Pace 2003 Annuity
    Trust II                                                     0             0             0              0
The Robert K. Steel 2002 Annuity
     Trust I                                                     0             0             0              0
The Robert K. Steel 2002 Annuity
     Trust II                                                    0             0             0              0
The Robert K. Steel 2003 Annuity
     Trust I                                                     0             0             0              0
The Robert K. Steel 2003 Annuity
     Trust II                                                    0             0             0              0
Robin Neustein 2002 Annuity Trust                                0             0             0              0
Robin Neustein 2003 Annuity Trust                                0             0             0              0
The Samantha Schiller 2000 Trust                                 0             0             0              0
The Sarah B. Lopatin 2000 Trust                                  0             0             0              0
The Sarah Delacy Kiernan 2000 Trust                              0             0             0              0
The Sarah M. Darivoff 2000 Trust                                 0             0             0              0
The Sarah Rose Berlinski 2000 Trust                              0             0             0              0
The Scott B. Kapnick 2000 Family Trust                           0             0             0              0
The Scott B. Kapnick 2002 Annuity
    Trust I                                                      0             0             0              0
The Scott B. Kapnick 2003 Annuity
    Trust I                                                      0             0             0              0
Scott M. Pinkus 2000 Family Trust           New Jersey           0             0             0              0
The Scott S. Prince Trust                                        0             0             0              0

                                              ITEM 6          ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                             PLACE OF          SOLE         SHARED         SOLE           SHARED
                                          ORGANIZATION        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK         POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
      NAMES OF REPORTING PERSONS           INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------      ----------------     ---------     ---------    ------------    -----------
The Sharmin Mossavar-Rahmani 2002
    Annuity Trust I                                              0             0             0              0
The Sharmin Mossavar-Rahmani 2003
    Annuity Trust I                                              0             0             0              0
The Stephen M. Neidich 2000 Trust                                0             0             0              0
The Steven J. Wisch 2001 Family Trust                            0             0             0              0
The Steven J. Wisch 2002 Annuity
    Trust I                                                      0             0             0              0
The Steven J. Wisch 2003 Annuity
    Trust I                                                      0             0             0              0
The Steven M. Heller, Jr. 2000 Trust                             0             0             0              0
The Steven T. Mnuchin 2000 Family
    Trust                                                        0             0             0              0
The Steven T. Mnuchin 2002 Annuity
    Trust I                                                      0             0             0              0
The Steven T. Mnuchin 2003 Annuity
    Trust I                                                      0             0             0              0
The Steven T. Mnuchin 2003 Annuity
    Trust II                                                     0             0             0              0
The Stuart Mark Rothenberg 2000
    Family Trust                                                 0             0             0              0
The Stuart Mark Rothenberg 2002
    Annuity Trust I                                              0             0             0              0
The Stuart Mark Rothenberg 2002
    Annuity Trust II                                             0             0             0              0
The Stuart Mark Rothenberg 2003
    Annuity Trust I                                              0             0             0              0
The Stuart Mark Rothenberg 2003
    Annuity Trust II                                             0             0             0              0
The Suzanne E. Cohen 2000 Trust                                  0             0             0              0
The Terence M. O' Toole 2000 Family
    Trust                                                        0             0             0              0
The Terence M. O' Toole 2002 Annuity
    Trust I                                                      0             0             0              0
The Tess Augusta Linden 2000 Trust                               0             0             0              0
The Thomas J. Healey 2001 Annuity
    Trust                                   New Jersey           0             0             0              0
The Thomas J. Healey 2002 Annuity
    Trust                                                        0             0             0              0
The Thomas J. Healey 2003 Annuity
    Trust                                   New Jersey           0             0             0              0
The Thomas J. Healey 2003 Annuity
    Trust II                                New Jersey           0             0             0              0
The Thomas K. Montag 2000 Family Trust                           0             0             0              0

                                              ITEM 6          ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                             PLACE OF          SOLE         SHARED         SOLE           SHARED
                                          ORGANIZATION        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK         POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
      NAMES OF REPORTING PERSONS           INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------      ----------------     ---------     ---------    ------------    -----------
The Tracy Richard Wolstencroft 2000
    Family Trust                                                 0             0             0              0
The Tracy Richard Wolstencroft 2002
    Annuity Trust I                                              0             0             0              0
The Tracy Richard Wolstencroft 2003
    Annuity Trust I                                              0             0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00            Pennsylvania          0             0             0              0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00      Pennsylvania          0             0             0              0
Trust for the benefit of Megan H.
    Hagerty u/a DTD 3/26/01(39)             New Jersey           0             0             0              0
Trust f/b/o Megan H. Hagerty u/a/d
    June 5, 2002(39)                                             0             0             0              0
Trust f/b/o Megan H. Hagerty u/a/d
    March 26, 2003(39)                      New Jersey           0             0             0              0
Trust f/b/o Megan H. Hagerty u/a/d
    June 13, 2003(39)                       New Jersey
Trust for the benefit of Thomas
    Jeremiah Healey u/a DTD 3/26/01         New Jersey           0             0             0              0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d June 5, 2002                                           0             0             0              0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d March 26, 2003                    New Jersey           0             0             0              0
Trust f/b/o Thomas Jeremiah Healey
    u/a/d June 13, 2003                     New Jersey           0             0             0              0
The Unicorn Trust(40)                           UK               0             0             0              0
Vyrona Trust(41)                              Jersey             0             0             0              0
The William C. Sherlund 2000 Trust                               0             0             0              0
The William Keith Litzenberger
    Remainder Trust                                              0             0             0              0
Zachariah Cobrinik 2001 Family Trust                             0             0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                        0             0             0              0
Zachariah Cobrinik 2002 Annuity Trust                            0             0             0              0
Zachariah Cobrinik 2003 Annuity Trust                            0             0             0              0

-----------------
(39)     Created by Thomas J. Healey.

(40)     Created by Wiet H.M. Pot.

(41)     Created by Sylvain M. Hefes.

                                              ITEM 6          ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                             PLACE OF          SOLE         SHARED         SOLE           SHARED
                                          ORGANIZATION        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK         POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
      NAMES OF REPORTING PERSONS           INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------      ----------------     ---------     ---------    ------------    -----------
PARTNERSHIPS

ALS Investment Partners, L.P.(42)            Delaware            0             0             0              0
Beech Associates, L.P.(43)                   Delaware            0             0             0              0
Crestley, L.P.(44)                           Delaware            0             0             0              0
Greenley Partners, L.P.(45)                  Delaware            0             0             0              0
HEMPA Limited Partnership(46)                Delaware            0             0             0              0
JSS Investment Partners, L.P.(47)            Delaware            0             0             0              0
The Litzenberger Family Limited
    Partnership                              Delaware            0             0             0              0
Mesdag Family Limited Partnership            Delaware            0             0             0              0
Mijen Family Partnership(48)                 Illinois            0             0             0              0
Opatrny Investment Partners, L.P.            Delaware            0             0             0              0
Quail Brook GS Partners, L.P.(49)            Delaware            0             0             0              0
Rantz GS Investment Partners, L.P.           Delaware            0             0             0              0
Savitz Investment Partners, L.P.(50)         Delaware            0             0             0              0
Stone Gate GS Partners, L.P.(51)             Delaware            0             0             0              0
Trott GS Investment Partners, L.P.           Delaware            0             0             0              0
Tuft GS Investment Partners, L.P.            Delaware            0             0             0              0
Ward Investment Partners, L.P.               Delaware            0             0             0              0
Windy Hill Investment Company II,
    L.P.(52)                                 Delaware            0             0             0              0
Winkelried Investment Partners, L.P.         Delaware            0             0             0              0

LIMITED LIABILITY COMPANIES

The James Coufos Family LLC                  Delaware            0             0             0              0
The Lawrence Cohen Family LLC                Delaware            0             0             0              0
The Rebecca Amitai Family LLC                Delaware            0             0             0              0

CORPORATIONS

Anahue Limited(53)                            Jersey             0             0             0              0
Chambolle Limited(54)                         Jersey             0             0             0              0

--------------
(42)     Created by Charles B. Seelig, Jr.

(43)     Created by David B. Ford.

(44)     Created by Thomas J. Healey.

(45)     Created by Jaime E. Yordan.

(46)     Created by Henry M. Paulson, Jr.

(47)     Created by Jonathan S. Savitz.

(48)     Created by Peter Layton.

(49)     Created by Barry L. Zubrow.

(50)     Created by Peter Savitz.

(51)     Created by Connie K. Duckworth.

(52)     Created by Joseph D. Gutman.

(53)     Created by Andrew A. Chisholm.

                                              ITEM 6          ITEM 7        ITEM 8        ITEM 9         ITEM 10
                                             PLACE OF          SOLE         SHARED         SOLE           SHARED
                                          ORGANIZATION        VOTING        VOTING      DISPOSITIVE     DISPOSITIVE
                                           (NEW YORK         POWER OF      POWER OF      POWER OF        POWER OF
                ITEM 1                  UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED       UNCOVERED
      NAMES OF REPORTING PERSONS           INDICATED)         SHARES        SHARES        SHARES           SHARES
----------------------------------      ----------------     ---------     ---------    ------------    -----------
Guapulo Holdings Ltd(55)                      Jersey            0             0             0              0
HJS2 Limited(56)                         Cayman Islands         0             0             0              0
Majix Limited(57)                             Jersey            0             0             0              0
Melalula Limited(58)                          Jersey            0             0             0              0
RJG Holding Company(59)                  Cayman Islands         0             0             0              0
Robinelli Limited(60)                         Jersey            0             0             0              0
Vyrona Holdings Limited(61)                   Jersey            0             0             0              0
Zurrah Limited(62)                            Jersey            0             0             0              0

----------------
(54)     Created by Emmanuel Roman.

(55)     Created by Erland S. Karlsson.

(56)     Created by Hsueh J. Sung.

(57)     Created by Alok Oberoi.

(58)     Created by Peter D. Sutherland.

(59)     Created by Richard J. Gnodde.

(60)     Created by Claudio Costamagna.

(61)     Created by Sylvain M. Hefes.

(62)     Created by Yoel Zaoui.

         This Amendment No. 47 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 47 is being filed primarily because the number of shares of Common Stock (as defined in Item 1 below) beneficially owned by Covered Persons (as defined in Item 2 below) has decreased by an amount in excess of one percent of the total number of shares of Common Stock outstanding.

ITEM 1. SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc. ("GS Inc."), a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or one of its affiliates or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) are set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull"), the former members (the "SLK Covered Persons") of SLK LLC, the former members (the "Jacobson Covered Persons") of Benjamin Jacobson & Sons, LLC ("Jacobson"), the former members (the "Walter Frank Covered Persons") of Walter N. Frank & Co., LLC ("Walter Frank") and John Breyo (together with the Hull Covered Persons, the SLK Covered Persons, the

Jacobson Covered Persons and Walter Frank Covered Persons, the "Acquisition Covered Persons"), a former partner of The Ayco Company, L.P. ("Ayco"), acquired certain Covered Shares in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable; (iii) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (iv) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (v) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Acquisition Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull, Jacobson, Walter Frank or Ayco or the combination of GS Inc. with SLK LLC, as applicable, and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. and, in the case of the PMDs and the Transferee Covered Persons, the Shareholders' Committee have approved sales by the PMDs, Transferee Covered Persons and certain Estate Planning Covered Persons and Acquisition Covered Persons of a portion of their shares of Common Stock through two programs (the "Channel A Sales Program" and the "Channel B Sales Program"). Sales under the Channel A and Channel B Sales Programs commenced on December 19, 2003 and are expected to terminate on or around January 23, 2004. See Annex E for sales since the last amendment to this Schedule 13D. The Channel A and Channel B Sales Programs may continue in subsequent fiscal quarters, but can be suspended, modified or terminated at any time.

         The participants in the Channel A Sales Program may sell, in a coordinated manner, a portion of their Covered Shares in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"), and a volume limitation that will be established by GS Inc. (the "Channel A Sales Limit"). Subject to the volume limitations of Rule 144 and the Channel A Sales Limit, up to 13,672,679 Covered Shares are eligible for sale by Covered Persons under the Channel A Sales Program (of which 1,060,370 Covered Shares have been sold from December 19, 2003 through January 5, 2004). These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions (as defined below) that lapsed on May 8, 2002 and May 8, 2003, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). Certain participants in the Channel A Sales Program are effecting their sales pursuant to plans designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, as described in Annex C. With respect to other participants, the decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the foregoing limitations.

         The participants in the Channel B Sales Program may sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with Rule 144(k) and a volume limitation that will be established by GS Inc. (the "Channel B Sales Limit"). Subject to the Channel B Sales Limit, up to 14,310,333 Covered Shares are eligible for sale by Covered Persons under the Channel B Sales Program (of which 1,660,361 Covered Shares have been sold from December 19, 2003 through January 5, 2004). These consist of those Covered Shares that had been subject to the Partner Transfer Restrictions that lapsed on May 8, 2002 and May 8, 2003, as well as up to 10% of each Covered Person's shares that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). The decision as to whether and how many shares to sell will be made by each participant on a daily basis, subject to the volume limitation.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described herein and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. With respect to the Covered Shares subject to the Partner Transfer Restrictions, the power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement"), between such Jacobson Covered Person and GS Inc. In the case of each

Walter Frank Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of May 16, 2002 (the "Walter Frank Member Agreement"), between such Walter Frank Covered Person and GS Inc. In the case of John Breyo, certain of the provisions and restrictions discussed below are set forth in a Partner Agreement, dated as of April 14, 2003 (the "Breyo Partner Agreement"), between John Breyo and GS Inc and, together with the SLK Member Agreement, the Jacobson Member Agreement and the Walter Frank Member Agreement, the "Member Agreements"). The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs are also subject to limitations on their ability to transfer some of the Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. Such restrictions also apply to some of the Covered Shares acquired by the Acquisition Covered Persons in exchange for their interests in Hull, SLK LLC, Jacobson, Walter Frank or Ayco, as applicable. Under these restrictions (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"), each PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person agreed not to transfer such Covered Shares until after May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock, each Walter Frank Covered Person agreed not to transfer such Covered Shares until after June 26, 2003, the first anniversary of the closing of the acquisition by GS Inc. of Walter Frank, and John Breyo agreed not to transfer such Covered Shares until after July 1, 2004, the first anniversary of the closing of the acquisition by GS Inc. of Ayco. The Partner Transfer Restrictions lapsed as to 25,325,624 Covered Shares on May 8, 2002, 54,786,126 Covered Shares on May 8, 2003 and 177,851 Covered Shares on June 26, 2003, and will lapse as to the remaining Covered Shares beneficially owned by the PMDs, Hull Covered Persons, SLK Covered Persons and Jacobson Covered Persons on May 8, 2004, as to the Covered Shares beneficially owned by the Walter Frank Covered Persons in equal installments on each of June 26, 2004 and June 26, 2005 and as to the Covered Shares beneficially owned by John Breyo in equal installments on each of July 1, 2004, July 1, 2005 and such date after December 31, 2005 (but in no event later than January 31, 2005) on which GS Inc. notifies John Breyo that such Partner Transfer Restrictions have lapsed. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Acquisition Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 653,933 Covered Shares by certain Covered Persons under the Channel A Sales Program described in Item 4 and up to an aggregate of 1,887,255 Covered Shares by certain Covered Persons under the Channel B Sales Program described in Item 4. These amounts represent no more than 10% of the Covered Shares held by each participant in the Channel A or Channel B Sales Program that are subject to the Partner Transfer Restrictions that would otherwise lapse on May 8, 2004 (generally not including shares held through U.S. estate planning vehicles or private charitable foundations). In addition, the Shareholders' Committee and, in the case of the Acquisition Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the Charitable Donations (as defined in Annex E hereof).

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not:

participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., John
A. Thain and Lloyd C. Blankfein are the members of the Shareholders' Committee. John Thain is expected to cease being a member of the Shareholders' Committee effective January 15, 2004, and the Shareholders' Committee is expected to appoint another Employee Covered Person to the Shareholders' Committee at that time.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who served on the board of directors on May 7, 1999, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers by persons subject to a noncompetition agreement to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. On June 25, 2003, a similar arrangement was established with respect to a previously established Estate Planning Covered Person, with the IPO Pledge being replaced by a guarantee and pledge agreement entered into by the Estate Planning Covered Person and the Individual Covered Person pledging his interests in the entity to GS Inc.

         In connection with GS Inc.'s combination with SLK and acquisitions of Jacobson and Walter Frank, each SLK Covered Person, Jacobson Covered Person and Walter Frank Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. In connection with GS Inc.'s acquisition of Ayco, John Breyo has pledged to GS Inc. Common Stock or other assets to secure his obligations under the Breyo Partner Agreement to indemnify GS Inc. in connection with the acquisition of Ayco and not to engage in certain competitive activities or solicit clients or employees of GS Inc. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

         In addition to pledges pursuant to the arrangements described in the second paragraph under "Waivers" above, one or more Covered Persons have pledged in the aggregate 2,711,286 Covered Shares to third-party lending institutions as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the Charitable Donations described in Annex E hereof, as well as the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001, January 9, 2002, December 23, 2002 and January 8, 2003,
GS Inc. entered into a Registration Rights Instrument and five substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

DERIVATIVE INSTRUMENTS

         Certain Individual Covered Persons have written American-style call options on an aggregate of 2,698,000 Covered Shares with strike prices ranging from $70.00 to $105.00 and maturity dates ranging from January 17, 2004 to January 21, 2006. Certain Individual Covered Persons have written American-style call options on an aggregate of 100,000 Uncovered Shares with strike prices ranging from $100.00 to $105.00 and maturity dates ranging from April 17, 2004 to January 22, 2005. An Individual Covered Person has written an American-style put option on an aggregate of 5,000 Covered Shares with a strike price of $75.00 and a maturity date of January 17, 2004. Certain Individual Covered Persons have purchased American-style put options on an aggregate of 180,000 Covered Shares with strike prices ranging from $70.00 to $90.00 and having maturity dates of January 17, 2004. None of these Covered Persons is employed by Goldman Sachs.

         On May 8, 2003, an Individual Covered Person purchased an American-style put option on 40,000 Covered Shares with a strike price of $70.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 40,000 Covered Shares with a strike price of $85.00 and an expiration date of January 17, 2004. On June 3, 2003, this Individual Covered Person purchased an American-style put option on 30,000 Covered Shares with a strike price of $75.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 30,000 Covered Shares with a strike price of $90.00 and an expiration date of January 17, 2004. This Covered Person is not employed by Goldman Sachs.

         On October 29, 2003, an Individual Covered Person purchased an American-style put option on 60,000 Covered Shares with a strike price of $80.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 60,000 Covered Shares with a strike price of $85.00 and an expiration date of January 17, 2004. This Covered Person is not employed by Goldman Sachs.

         On October 31, 2003, an Individual Covered Person purchased an American-style put option on 25,000 Covered Shares with a strike price of $85.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 25,000 Covered Shares with a strike price of $100.00 and an expiration date of January 17, 2004. On October 31, 2003, this Individual Covered Person purchased an American-style put option on 25,000 Covered Shares with a strike price of $90.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 25,000 Covered Shares with a strike price of $100.00 and an expiration date of January 17, 2004. This Covered Person is not employed by Goldman Sachs.

         On December 23, 2003, an Individual Covered Person purchased an American-style call option on 60,000 Covered Shares with a strike price of $90.00 and an expiration date of January 17, 2004 and wrote an American-style call option on 60,000 Covered Shares with a strike price of $95.00 and an expiration date of January 17, 2004. This Covered Person is not employed by Goldman Sachs.

         Certain private foundations established by one or more Individual Covered Persons, none of whom are employed by Goldman Sachs, have written American-style call options on an aggregate of 83,200 Uncovered Shares with strike prices ranging from $90.00 to $105.00 and maturity dates ranging from January 17, 2004 to January 22, 2005.

         An Individual Covered Person who is not employed by GS Inc. entered into two separate pre-paid variable share forward contracts on June 2, 2003 on Covered Shares that were not subject to any transfer restrictions. One contract relates to 74,051 Covered Shares, has a Cap Price (as used in the formula below) of $98.59 and a Floor Price (as used in the formula below) of $82.15, and yielded proceeds to the Individual Covered Person of $5,275,126.66. The other contract relates to 74,052 Covered Shares, has a Cap Price of $98.42 and a Floor Price of $82.02, and yielded proceeds to the Individual Covered Person of $5,267,570.54. Both contracts have a delivery date of June 7, 2006 (the "Delivery Date"). Under each contract, in exchange for receiving the proceeds, the Individual Covered Person agreed to deliver a number of shares of Common Stock on the Delivery Date (or on an earlier date if the contract is terminated early) pursuant to the following formula: (i) if the price of Common Stock on June 2, 2006 (the "Final Price") is less than the Floor Price, the number of shares to which the contract relates (the "Number of Shares"); (ii) if the Final Price is less than to the Cap Price, but greater than the Floor Price, then a number of shares equal to the Number of Shares times the Floor Price divided by the Final Price; (iii) if the Final Price is greater than the Cap Price, then a number of shares equal to the Number of Shares multiplied by a fraction, the numerator of which is the sum of the Floor Price and the difference between the Final Price and the Cap Price, and the denominator of which is the Final Price. Alternatively, the Individual Covered Person has the option to cash settle either contract, with the cash settlement amount being equal to the Number of Shares to be delivered times the Final Price. In connection with these contracts, the Individual Covered Person pledged an aggregate of 148,103 Covered Shares to the counterparties to secure the delivery obligation.

Material to be Filed as Exhibits

Exhibit                                          Description
---------   ------------------------------------------------------------------------------------
   A.       Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to
            Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial
            Schedule 13D")).

   B.       Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No.
            333-74449) filed by The Goldman Sachs Group, Inc.).

   C.       Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to
            Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

   D.       Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July
            10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial
            Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

   E.       Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed
            December 17, 1999 (File No. 005-56295)).

   F.       Supplemental Registration Rights Instrument, dated as of December 10, 1999
            (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule
            13D, filed December 17, 1999 (File No. 005-56295)).

   G.       Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to
            Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File
            No. 005-56295)).

   H.       Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman
            Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the
            Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

   I.       Form of Counterpart to Shareholders' Agreement for non-individual former owners of
            Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No.
            3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   J.       Form of Counterpart to Shareholders' Agreement for non-U.S. corporations
            (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule
            13D, filed June 30, 2000 (File No. 005-56295)).

   K.       Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June
            30, 2000 (File No. 005-56295)).

   L.       Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June
            30, 2000 (File No. 005-56295)).

   M.       Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June
            30, 2000 (File No. 005-56295)).

Exhibit                                          Description
---------   ------------------------------------------------------------------------------------
   N.       Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version)
            (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule
            13D, filed June 30, 2000 (File No. 005-56295)).

   O.       Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons
            (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule
            13D, filed August 2, 2000 (File No. 005-56295)).

   P.       Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed
            August 2, 2000 (File No. 005-56295)).

   Q.       Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the
            Initial Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

   R.       Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered
            Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial
            Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

   S.       Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK
            Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the
            Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

   T.       Supplemental Registration Rights Instrument, dated as of December 21, 2000
            (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule
            13D, filed January 23, 2001 (File No. 005-56295)).

   U.       Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each
            Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

   V.       Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each
            Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

   W.       Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to
            Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001
            (File No. 005-56295)).

   X.       Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to
            Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001
            (File No. 005-56295)).

   Y.       Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment
            No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

   Z.       Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment
            No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

   AA.      Supplemental Registration Rights Instrument, dated as of December 21, 2001
            (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3
            (File No. 333-74006) filed by The Goldman Sachs Group, Inc.).

Exhibit                                          Description
---------   ------------------------------------------------------------------------------------
   BB.      Form of Power of Attorney executed by Covered Persons participating in the Channel A
            Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the
            Initial Schedule 13D, filed June 20, 2002 (File No. 005-56295)).

   CC.      Form of Member Agreement, dated as of May 16, 2002, between GS Inc. and each Walter
            Frank Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

   DD.      Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc. and each Walter
            Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

   EE.      Supplemental Registration Rights Instrument, dated as of December 20, 2002
            (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3
            (File No. 333-101093) filed by The Goldman Sachs Group, Inc.).

   FF.      Form of Written Consent Relating to Sale and Purchase of Common Stock (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed
            January 8, 2003 (File No. 005-56295)).

   GG.      Partner Agreement, dated as of April 14, 2003, between GS Inc. and John Breyo
            (incorporated by reference to Exhibit GG to Amendment No. 44 to the Initial Schedule
            13D, filed September 19, 2003 (File No. 005-56295)).

   HH.      Pledge Agreement, dated as of July 1, 2003, between GS Inc. and John Breyo
            (incorporated by reference to Exhibit HH to Amendment No. 44 to the Initial Schedule
            13D, filed September 19, 2003 (File No. 005-56295)).

   II.      Supplemental Registration Rights Instrument, dated as of December 19, 2003
            (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3
            (File No. 333-110371) filed by The Goldman Sachs Group, Inc.).

                                                                         ANNEX A

    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                COVERED PERSONS


                                                                          CONVICTIONS OR          BENEFICIAL
                                                                           VIOLATIONS OF       OWNERSHIP OF THE
                                                                         FEDERAL OR STATE       COMMON STOCK OF
                                                        PRESENT           LAWS WITHIN THE         THE GOLDMAN
 NAME          CITIZENSHIP   BUSINESS ADDRESS         EMPLOYMENT          LAST FIVE YEARS      SACHS GROUP, INC.
-----------------------------------------------------------------------------------------------------------------
Steven M.         USA        85 Broad Street       Managing Director,        None             Covered Person, so
Bunson                       New York, NY          The Goldman Sachs                          ownership is as set
                             10004                 Group, Inc.                                forth in or
                                                                                              incorporated into
                                                                                              Item 5 above.
-----------------------------------------------------------------------------------------------------------------
Russell E.        USA        85 Broad Street       Managing Director,        None             Covered Person, so
Makowsky                     New York, NY          The Goldman Sachs                          ownership is as set
                             10004                 Group, Inc.                                forth in or
                                                                                              incorporated into
                                                                                              Item 5 above.
-----------------------------------------------------------------------------------------------------------------
Michael H.        UK         26 New Street,        Partner,                  None             None
Richardson                   St. Helier, Jersey,   Bedell Cristin
                             JE4 3RA
-----------------------------------------------------------------------------------------------------------------
Anthony J.        UK         26 New Street,        Partner,                  None             None
Dessain                      St. Helier, Jersey,   Bedell Cristin
                             JE4 3RA

                                                                         ANNEX B

ITEMS 2(D)

   AND 2(E).    INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS

None.

                                                                         ANNEX C

ITEM 4.    PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

         Pursuant to sales plans intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, each of the Covered Persons listed below may sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Channel A Sales Program described in Item 4.

                                                                          NUMBER OF SHARES SOLD FROM DECEMBER
                                   MAXIMUM NUMBER OF SHARES THAT MAY BE      19, 2003 THROUGH JANUARY 5, 2004
  COVERED PERSON                         SOLD UNDER THE PLAN                       UNDER THE PLAN
-------------------------------------------------------------------------------------------------------------
Lloyd C. Blankfein                              367,268                                        0
-------------------------------------------------------------------------------------------------------------
Christopher A. Cole                              27,910                                    5,000
------------------------------------------------------------------------------------------------------------
Peter S. Kraus                                   39,075                                   39,075
-------------------------------------------------------------------------------------------------------------
Philip D. Murphy                                563,740                                        0
-------------------------------------------------------------------------------------------------------------
Suzanne M. Nora Johnson                         242,814                                    85,845
-------------------------------------------------------------------------------------------------------------
Gregory K. Palm                                 177,761                                   177,761
-------------------------------------------------------------------------------------------------------------
Esta E. Stecher                                  40,497                                    40,497
-------------------------------------------------------------------------------------------------------------
Robert K. Steel                                 202,781                                    59,934
-------------------------------------------------------------------------------------------------------------
John A. Thain                                   210,163                                   210,163
-------------------------------------------------------------------------------------------------------------
David A. Viniar                                  97,449                                    50,000
-------------------------------------------------------------------------------------------------------------
John S. Weinberg                                187,581                                    43,000
-------------------------------------------------------------------------------------------------------------
Peter A. Weinberg                               141,529                                    80,000
-------------------------------------------------------------------------------------------------------------

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS.

An aggregate of 27,614,481 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D

On December 22, 2003, 37 Covered Persons donated an aggregate of 455,710 Covered Shares to 36 private charitable institutions and 22 Covered Persons donated an aggregate of 223,095 Covered Shares to 35 public charitable institutions (the "December Donations"). On January 8, 2004 (after the date of this filing), 7 Covered Persons donated an aggregate of 103,058 Covered Shares to 7 private charitable institutions and 3 Covered Persons donated an aggregate of 21,536 Covered Shares to 7 public charitable institutions (the "January Donation" and, together with the December Donations, the "Charitable Donations").

On January 2, 2004, 38 Covered Persons received an aggregate of 400,459 shares of Common Stock (net of an aggregate of 632,780 shares of Common Stock before withholding for tax purposes) as a distribution from The Goldman Sachs Defined Contribution Plan. For purposes of the General Transfer Restrictions, the Covered Persons are generally deemed to beneficially own the gross number of shares covered by the distribution. GS Inc. repurchased all 400,459 of the distributed shares from the Covered Persons in a private transaction on the date of distribution for a price of $97.835 per share.

On January 5, 2004, 9,300,998 shares of Common Stock were delivered to Covered Persons pursuant to the terms of restricted stock units. Upon delivery, these shares of Common Stock became Covered Shares. This share amount is net of an aggregate of 4,913,383 shares withheld for tax payments. Prior to this delivery, the gross number of shares of Common Stock underlying the restricted stock units was included in the aggregate number of shares beneficially owned by the Covered Persons under Rule 13d-3(d)(1) because the restricted stock units represented a right to acquire beneficial ownership within 60 days.

On December 29, 2003, an Individual Covered Person transferred 539,344 Covered Shares to an entity created for estate planning purposes. Upon this transfer, the transferee entity became a Covered Person.

The following sales of Covered Shares were made by the following Covered Persons through one or more subsidiaries of GS Inc. for cash on the New York Stock
Exchange:

    COVERED PERSON                  TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE
---------------------------------------------------------------------------------------
Channel A Sales
Scott B. Kapnick                 December 19, 2003        20,000            $ 96.41
Eric M. Mindich                  December 19, 2003        20,000            $ 96.41
Gregory K. Palm                  December 19, 2003        44,000            $ 96.41
Esta E. Stecher                  December 19, 2003        15,000            $ 96.41
Robert K. Steel                  December 19, 2003         5,244            $ 96.41
John A. Thain                    December 19, 2003       120,000            $ 96.41
Peter A. Weinberg                December 19, 2003        22,000            $ 96.41
Richard J. Gnodde                December 19, 2003        64,555            $ 96.41
Eric M. Mindich                  December 22, 2003        20,000            $ 97.43
Suzanne M. Nora Johnson          December 22, 2003        50,000            $ 97.43
Robert K. Steel                  December 22, 2003         5,244            $ 97.43
Kevin W. Kennedy                 December 23, 2003        10,000            $ 98.47
Eric M. Mindich                  December 23, 2003        20,000            $ 98.47
Robert K. Steel                  December 23, 2003         5,494            $ 98.47
David A. Viniar                  December 23, 2003        50,000            $ 98.47
Kevin W. Kennedy                 December 24, 2003        15,000            $ 97.67
Robert K. Steel                  December 24, 2003         5,494            $ 97.67
Stephen H. Frank                 December 24, 2003         6,000            $ 97.67
Robert K. Steel                  December 26, 2003         5,494            $ 98.12

    COVERED PERSON                  TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE
---------------------------------------------------------------------------------------
Robert K. Steel                  December 29, 2003         5,494            $ 99.25
Stephen H. Frank                 December 29, 2003         5,810            $ 99.25
Robert K. Steel                  December 30, 2003         5,494            $ 99.16
Robert K. Steel                  December 31, 2003         5,494            $ 98.74
Scott B. Kapnick                  January 2, 2004         40,000            $ 97.66
Eric M. Mindich                   January 2, 2004         10,000            $ 97.66
Gregory K. Palm                   January 2, 2004        100,000            $ 97.66
Robert K. Steel                   January 2, 2004          5,494            $ 97.66
Christopher A. Cole               January 5, 2004          5,000            $ 96.89
Kevin W. Kennedy                  January 5, 2004         37,730            $ 96.89
Peter S. Kraus                    January 5, 2004         39,075            $ 96.89
Suzanne M. Nora Johnson           January 5, 2004         35,845            $ 96.89
Gregory K. Palm                   January 5, 2004         33,761            $ 96.89
Esta E. Stecher                   January 5, 2004         25,497            $ 96.89
Robert K. Steel                   January 5, 2004         10,988            $ 96.89
John A. Thain                     January 5, 2004         90,163            $ 96.89
John S. Weinberg                  January 5, 2004         43,000            $ 96.89
Peter A. Weinberg                 January 5, 2004         58,000            $ 96.89

Channel B Sales
Frank A. Bednarz                 December 19, 2003         2,000            $ 96.57
Aubrey J. Ellis                  December 19, 2003         3,350            $ 96.57
David W. Blood                   December 19, 2003        72,135            $ 96.57
E. Gerald Corrigan               December 19, 2003        10,000            $ 96.57
James A. Coufos                  December 19, 2003         3,000            $ 96.57
David A. Dechman                 December 19, 2003         3,000            $ 96.57
Paul C. Deighton                 December 19, 2003        11,479            $ 96.57
Sylvain M. Hefes                 December 19, 2003        32,841            $ 96.57
David L. Henle                   December 19, 2003         5,000            $ 96.57
Ronald G. Marks                  December 19, 2003        20,176            $ 96.57
Eff W. Martin                    December 19, 2003        10,000            $ 96.57
John P. McNulty                  December 19, 2003        60,000            $ 96.57
Sharmin Mossavar-Rahmani         December 19, 2003        10,000            $ 96.57
Kipp M. Nelson                   December 19, 2003        24,064            $ 96.57
Donald C. Opatrny, Jr.           December 19, 2003        10,000            $ 96.57
Robert J. Pace                   December 19, 2003        50,000            $ 96.57
Timothy C. Plaut                 December 19, 2003        20,322            $ 96.57
Wiet H.M. Pot                    December 19, 2003         1,016            $ 96.57
James P. Riley, Jr.              December 19, 2003        25,000            $ 96.57
Stuart M. Rothenberg             December 19, 2003        30,000            $ 96.57
Michael S. Rubinoff              December 19, 2003         6,475            $ 96.57
Joseph Sassoon                   December 19, 2003         2,000            $ 96.57
Richard G. Sherlund              December 19, 2003         3,356            $ 96.57
Howard A. Silverstein            December 19, 2003         2,000            $ 96.57
Peter D. Sutherland S.C.         December 19, 2003         1,299            $ 96.57
Gene T. Sykes                    December 19, 2003        15,000            $ 96.57
Brian J. Toolan                  December 19, 2003        16,362            $ 96.57
John R. Tormondsen               December 19, 2003         3,000            $ 96.57
Byron D. Trott                   December 19, 2003        25,000            $ 96.57
Malcolm B. Turnbull              December 19, 2003         3,000            $ 96.57
Patrick J. Ward                  December 19, 2003        12,000            $ 96.57
Joseph R. Zimmel                 December 19, 2003        46,804            $ 96.57
Mark A. Zurack                   December 19, 2003         5,000            $ 96.57

    COVERED PERSON                  TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE
---------------------------------------------------------------------------------------
E. Gerald Corrigan               December 22, 2003         5,000            $ 97.38
James A. Coufos                  December 22, 2003         2,000            $ 97.38
Mark Dehnert                     December 22, 2003         4,200            $ 97.38
Donald C. Opatrny, Jr.           December 22, 2003        10,000            $ 97.38
Bryant F. Pantano                December 22, 2003           500            $ 97.38
James P. Riley, Jr.              December 22, 2003        23,787            $ 97.38
Joseph Sassoon                   December 22, 2003         2,000            $ 97.38
Howard A. Silverstein            December 22, 2003         1,500            $ 97.38
Peter D. Sutherland S.C.         December 22, 2003         1,299            $ 97.38
Patrick J. Ward                  December 22, 2003        12,000            $ 97.38
Mark A. Zurack                   December 22, 2003         5,000            $ 97.38
James A. Coufos                  December 23, 2003         5,000            $ 98.45
David A. Dechman                 December 23, 2003         7,136            $ 98.45
Mark Dehnert                     December 23, 2003         4,100            $ 98.45
Neil V. DeSena                   December 23, 2003         1,500            $ 98.45
Joseph D. Gatto                  December 23, 2003        20,000            $ 98.45
David L. Henle                   December 23, 2003         5,000            $ 98.45
Jonathan M. Lopatin              December 23, 2003         5,000            $ 98.45
Donald C. Opatrny, Jr.           December 23, 2003        10,000            $ 98.45
Bryant F. Pantano                December 23, 2003           500            $ 98.45
Wiet H.M. Pot                    December 23, 2003        42,606            $ 98.45
Joseph Sassoon                   December 23, 2003         2,000            $ 98.45
Howard A. Silverstein            December 23, 2003         2,000            $ 98.45
Daniel W. Stanton                December 23, 2003        16,000            $ 98.45
Peter D. Sutherland S.C.         December 23, 2003         1,299            $ 98.45
Gene T. Sykes                    December 23, 2003        10,000            $ 98.45
John R. Tormondsen               December 23, 2003         5,000            $ 98.45
Malcolm B. Turnbull              December 23, 2003         2,000            $ 98.45
Patrick J. Ward                  December 23, 2003        12,000            $ 98.45
Mark A. Zurack                   December 23, 2003         5,000            $ 98.45
E. Gerald Corrigan               December 24, 2003         5,000            $ 97.71
Joseph Della Rosa                December 24, 2003        10,000            $ 97.71
Francis J. Ingrassia             December 24, 2003        10,000            $ 97.71
Donald C. Opatrny, Jr.           December 24, 2003        10,000            $ 97.71
Joseph Sassoon                   December 24, 2003         2,000            $ 97.71
Howard A. Silverstein            December 24, 2003         1,500            $ 97.71
Peter D. Sutherland S.C.         December 24, 2003         1,299            $ 97.71
Gene T. Sykes                    December 24, 2003        10,000            $ 97.71
John R. Tormondsen               December 24, 2003         3,000            $ 97.71
Malcolm B. Turnbull              December 24, 2003         1,000            $ 97.71
Mark A. Zurack                   December 24, 2003         5,000            $ 97.71
Howard A. Silverstein            December 26, 2003         1,500            $ 98.15
Peter D. Sutherland S.C.         December 26, 2003         1,299            $ 98.15
Patrick J. Ward                  December 26, 2003        12,000            $ 98.15
Mark A. Zurack                   December 26, 2003         5,000            $ 98.15
James A. Coufos                  December 29, 2003         3,000            $ 99.41
Arthur L. Jacobson, Jr.          December 29, 2003        10,000            $ 99.41
Joseph Sassoon                   December 29, 2003         2,000            $ 99.41
Howard A. Silverstein            December 29, 2003         2,000            $ 99.41
Peter D. Sutherland S.C.         December 29, 2003         1,299            $ 99.41
John R. Tormondsen               December 29, 2003         5,000            $ 99.41
Patrick J. Ward                  December 29, 2003        12,000            $ 99.41
Mark A. Zurack                   December 29, 2003        28,721            $ 99.41

    COVERED PERSON                  TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE
---------------------------------------------------------------------------------------
Frank A. Bednarz                 December 30, 2003         1,590            $ 99.08
James A. Coufos                  December 30, 2003         5,000            $ 99.08
Joseph Della Rosa                December 30, 2003        10,000            $ 99.08
Peter Layton                     December 30, 2003         1,168            $ 99.08
Donald C. Opatrny, Jr.           December 30, 2003        10,000            $ 99.08
Bryant F. Pantano                December 30, 2003           500            $ 99.08
Joseph Sassoon                   December 30, 2003         2,000            $ 99.08
Charles B. Seelig, Jr.           December 30, 2003        10,000            $ 99.08
Howard A. Silverstein            December 30, 2003         4,000            $ 99.08
Hsueh J. Sung                    December 30, 2003        20,000            $ 99.08
John R. Tormondsen               December 30, 2003         3,000            $ 99.08
Malcolm B. Turnbull              December 30, 2003         5,000            $ 99.08
John E. Urban                    December 30, 2003         5,228            $ 99.08
James A. Coufos                  December 31, 2003         2,000            $ 98.68
Neil V. DeSena                   December 31, 2003         2,000            $ 98.68
William J. Kenney                December 31, 2003         2,264            $ 98.68
David G. Lambert                 December 31, 2003         5,000            $ 98.68
Peter Layton                     December 31, 2003         1,000            $ 98.68
Bryant F. Pantano                December 31, 2003           500            $ 98.68
Joseph Sassoon                   December 31, 2003         2,000            $ 98.68
Howard A. Silverstein            December 31, 2003         2,000            $ 98.68
Hsueh J. Sung                    December 31, 2003        10,000            $ 98.68
Peter D. Sutherland S.C.         December 31, 2003         1,380            $ 98.68
Patrick J. Ward                  December 31, 2003        10,967            $ 98.68
James A. Jacobson                 January 2, 2004          5,000            $ 97.99
David G. Lambert                  January 2, 2004          5,000            $ 97.99
David J. Mastrocola               January 2, 2004         10,000            $ 97.99
Bryant F. Pantano                 January 2, 2004            500            $ 97.99
Howard A. Silverstein             January 2, 2004          1,500            $ 97.99
Daniel W. Stanton                 January 2, 2004         16,443            $ 97.99
Peter D. Sutherland S.C.          January 2, 2004          1,380            $ 97.99
George H. Walker IV               January 2, 2004          2,946            $ 97.99
David W. Blood                    January 5, 2004         37,672            $ 96.91
Christopher J. Carrera            January 5, 2004         26,734            $ 96.91
Lawrence A. Cohen                 January 5, 2004          8,166            $ 96.91
Glenn P. Earle                    January 5, 2004         15,000            $ 96.91
Peter C. Gerhard                  January 5, 2004         32,000            $ 96.91
Sylvain M. Hefes                  January 5, 2004         18,269            $ 96.91
Sylvain M. Hefes                  January 5, 2004         14,023            $ 96.91
David B. Heller                   January 5, 2004         50,000            $ 96.91
David L. Henle                    January 5, 2004          6,385            $ 96.91
Anthony D. Lauto                  January 5, 2004         13,698            $ 96.91
Lawrence H. Linden                January 5, 2004         23,027            $ 96.91
Ronald G. Marks                   January 5, 2004         11,267            $ 96.91
John P. McNulty                   January 5, 2004         25,256            $ 96.91
Christopher K. Norton             January 5, 2004          2,515            $ 96.91
Timothy J. O'Neill                January 5, 2004         39,352            $ 96.91
Timothy C. Plaut                  January 5, 2004         19,812            $ 96.91
Wiet H.M. Pot                     January 5, 2004         75,888            $ 96.91
James P. Riley, Jr.               January 5, 2004         38,718            $ 96.91
Stuart M. Rothenberg              January 5, 2004         21,779            $ 96.91
Tsutomu Sato                      January 5, 2004         15,379            $ 96.91
Joseph Sassoon                    January 5, 2004         10,272            $ 96.91
Howard A. Silverstein             January 5, 2004         26,260            $ 96.91

    COVERED PERSON                  TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE
---------------------------------------------------------------------------------------
Marc A. Spilker                   January 5, 2004         10,665            $ 96.91
Peter D. Sutherland S.C.          January 5, 2004          1,380            $ 96.91
Mark R. Tercek                    January 5, 2004         24,544            $ 96.91
Byron D. Trott                    January 5, 2004         42,716            $ 96.91
Thomas B. Walker III              January 5, 2004         13,677            $ 96.91
George H. Walker IV               January 5, 2004         10,000            $ 96.91
Patrick J. Ward                   January 5, 2004         24,785            $ 96.91
Joseph R. Zimmel                  January 5, 2004         25,246            $ 96.91

Other Sales
Richard E. Witten                December 10, 2003         5,000            $ 99.50
Alok Oberoi                      December 15, 2003         3,423            $ 99.93
Richard E. Witten                December 15, 2003         7,500            $ 99.88
John O. Downing                  December 17, 2003         5,000            $ 98.06
Jason R. Anderson                December 19, 2003         3,000            $ 96.57
Frances R. Bermanzohn            December 19, 2003         9,000            $ 96.57
Elizabeth E. Beshel              December 19, 2003           200            $ 96.57
Thomas C. Brasco                 December 19, 2003         1,200            $ 96.57
Holger Bross                     December 19, 2003         6,437            $ 96.57
Peter D. Brundage                December 19, 2003         2,500            $ 96.57
Lawrence R. Buchalter            December 19, 2003        10,000            $ 90.00
Lawrence V. Calcano              December 19, 2003        14,684            $ 96.57
Peter T. Cirenza                 December 19, 2003        11,013            $ 96.57
Timothy J. Cole                  December 19, 2003         2,693            $ 96.57
Peter H. Comisar                 December 19, 2003         1,500            $ 96.57
Thomas G. Connolly               December 19, 2003         1,899            $ 96.57
Marta Z. Cotton                  December 19, 2003         1,458            $ 96.57
Matthew S. Darnall               December 19, 2003         3,000            $ 96.57
David C. Earling                 December 19, 2003           600            $ 96.57
John E. Eisenberg                December 19, 2003         1,000            $ 96.57
Katherine B. Enquist             December 19, 2003           200            $ 96.57
David J. Greenwald               December 19, 2003         2,000            $ 96.57
Louis S. Greig                   December 19, 2003         2,023            $ 96.57
Toni-Dara Infante                December 19, 2003           500            $ 96.57
Andrew J. Kaiser                 December 19, 2003         2,000            $ 96.57
David K. Kaugher                 December 19, 2003           200            $ 96.57
Shigeki Kiritani                 December 19, 2003         2,786            $ 96.57
John V. Mallory                  December 19, 2003         2,500            $ 96.57
Therese L. Miller                December 19, 2003         1,000            $ 96.57
Alok Oberoi                      December 19, 2003         5,000            $ 90.00
Ellen R. Porges                  December 19, 2003           365            $ 96.57
Michael A. Price                 December 19, 2003        50,000            $ 97.07
Pamela P. Root                   December 19, 2003           750            $ 96.57
Paul M. Russo                    December 19, 2003         2,484            $ 96.57
Neil I. Sarnak                   December 19, 2003           556            $ 96.57
Rie Murayama                     December 19, 2003           500            $ 96.57
Sarah E. Smith                   December 19, 2003        10,000            $ 96.57
Robert T. Wagner                 December 19, 2003         7,743            $ 96.57
L. Brooks Entwistle              December 22, 2003         1,589            $ 97.38
Earl S. Enzer                    December 22, 2003           155            $ 97.38
Jeffrey F. Fastov                December 22, 2003           600            $ 97.38
James S. Golob                   December 22, 2003         5,000            $ 97.38
Arun M. Gunewardena              December 22, 2003           200            $ 97.38

    COVERED PERSON                  TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE
---------------------------------------------------------------------------------------
William L. Jacob III             December 22, 2003         2,000            $ 97.38
Francisco Lopez-Balboa           December 22, 2003         4,009            $ 97.38
Michael A. Price                 December 22, 2003        25,000            $ 98.00
Paul M. Russo                    December 22, 2003        11,000            $ 97.38
P. Sheridan Schechner            December 22, 2003         2,500            $ 97.38
Steven A. Wallace                December 22, 2003           710            $ 97.38
W. Thomas York, Jr.              December 22, 2003         2,815            $ 97.38
Neil Z. Auerbach                 December 23, 2003           500            $ 98.45
Stacy Bash-Polley                December 23, 2003           180            $ 98.45
Richard M. Campbell-Breeden      December 23, 2003        12,669            $ 98.45
Mark M. Carhart                  December 23, 2003         1,500            $ 98.45
Neil D. Crowder                  December 23, 2003         4,000            $ 98.45
John S. Daly                     December 23, 2003           700            $ 98.45
David C. Earling                 December 23, 2003         1,000            $ 98.45
Gregory T. Hoogkamp              December 23, 2003         2,000            $ 98.45
Toni-Dara Infante                December 23, 2003           750            $ 98.45
Sean O. Mahoney                  December 23, 2003        13,584            $ 98.45
Ian Mukherjee                    December 23, 2003         1,500            $ 98.45
Massimo Pappone                  December 23, 2003         1,400            $ 98.45
David A. Shiffman                December 23, 2003         4,746            $ 98.45
David T. Simons                  December 23, 2003         2,000            $ 98.45
John S. Willian                  December 23, 2003         1,683            $ 98.45
John S. Barakat                  December 24, 2003         6,025            $ 97.71
Noel B. Donohoe                  December 24, 2003         2,500            $ 97.71
John E. Eisenberg                December 24, 2003         1,000            $ 97.71
Jeffrey F. Fastov                December 24, 2003           744            $ 97.71
James S. Golob                   December 24, 2003         2,500            $ 97.71
Gregg A. Gonsalves               December 24, 2003         4,527            $ 97.71
Jana Hale Doty                   December 24, 2003         1,000            $ 97.71
Gregory T. Hoogkamp              December 24, 2003         1,000            $ 97.71
Mark Howard-Johnson              December 24, 2003           250            $ 97.71
Andrew J. Kaiser                 December 24, 2003         2,000            $ 97.71
Michael K. Klingher              December 24, 2003         2,500            $ 97.71
Keith A. Malas                   December 24, 2003         3,244            $ 97.71
Milton R. Millman                December 24, 2003           861            $ 97.71
Atsuko Sato                      December 24, 2003           558            $ 97.71
Sergio E. Sotolongo              December 24, 2003           200            $ 97.71
C. Howard Wietschner             December 24, 2003           200            $ 97.71
William H. Wolf, Jr.             December 24, 2003         2,000            $ 97.71
John C. McIntire                 December 26, 2003         2,128            $ 98.15
Jacob D. Rosengarten             December 26, 2003         1,151            $ 98.15
Peter T. Cirenza                 December 29, 2003         3,549            $ 99.41
Stephen D. Dias                  December 29, 2003         3,339            $ 99.41
John O. Downing                  December 29, 2003         4,482            $ 99.06
James S. Golob                   December 29, 2003         2,523            $ 99.41
Robin Neustein                   December 29, 2003        15,000            $ 99.46
Scott M. Pinkus                  December 29, 2003         9,028            $ 99.49
Paul M. Russo                    December 29, 2003         3,120            $ 99.41
Fredric E. Steck                 December 29, 2003         1,000            $ 99.57
Barry S. Volpert                 December 29, 2003        25,000            $ 99.60
Neil D. Crowder                  December 30, 2003         2,000            $ 99.08
John S. Daly                     December 30, 2003           300            $ 99.08
Noel B. Donohoe                  December 30, 2003         2,700            $ 99.08
John E. Eisenberg                December 30, 2003         1,000            $ 99.08

    COVERED PERSON                  TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE
---------------------------------------------------------------------------------------
Michael J. Graziano              December 30, 2003         2,030            $ 99.08
Deborah R. Leone                 December 30, 2003           750            $ 99.08
Joseph Longo                     December 30, 2003           824            $ 99.08
Yukihiro Moroe                   December 30, 2003         2,000            $ 99.08
Ian Mukherjee                    December 30, 2003         1,500            $ 99.08
Paul M. Russo                    December 30, 2003         5,500            $ 99.08
Karen D. Seitz                   December 30, 2003         6,000            $ 99.08
Richard A. Weissmann             December 30, 2003           400            $ 99.08
W. Thomas York, Jr.              December 30, 2003         1,600            $ 99.08
Peter G. C. Mallinson            December 31, 2003        10,000            $ 98.81
Kathy M. Matsui                  December 31, 2003         1,036            $ 98.68
Gerald C. McNamara, Jr.          December 31, 2003         2,016            $ 98.68
Sharon I. Meers                  December 31, 2003         1,010            $ 98.68
Daniel M. Neidich                December 31, 2003        50,000            $ 98.69
Paul M. Russo                    December 31, 2003         2,500            $ 98.68
Shahriar Tadjbakhsh              December 31, 2003         8,000            $ 98.68
Jonathan A. Beinner               January 2, 2004          6,670            $ 97.99
James B. Clark                    January 2, 2004          1,252            $ 97.99
Frank T. Connor                   January 2, 2004          8,408            $ 97.99
David C. Earling                  January 2, 2004            500            $ 97.99
Gregory T. Hoogkamp               January 2, 2004          1,000            $ 97.99
Johan H. Leven                    January 2, 2004          8,058            $ 97.99
John C. McIntire                  January 2, 2004          1,066            $ 97.99
Jeffrey M. Moslow                 January 2, 2004         10,200            $ 97.99
Daniel M. Neidich                 January 2, 2004         50,000            $ 98.44
David J. Nolan                    January 2, 2004          1,000            $ 97.99
Raanan A. Agus                    January 5, 2004          3,600            $ 96.91
Holger Bross                      January 5, 2004          1,239            $ 96.91
Lawrence R. Buchalter             January 5, 2004         13,813            $ 97.00
Eric J. Coutts                    January 5, 2004          1,556            $ 96.91
James H. Donovan                  January 5, 2004          7,334            $ 96.91
Brian Duggan                      January 5, 2004          3,336            $ 96.91
Herbert E. Ehlers                 January 5, 2004          9,657            $ 96.91
Jason H. Ekaireb                  January 5, 2004            600            $ 96.91
Pierre-Henri Flamand              January 5, 2004            330            $ 96.91
David J. Greenwald                January 5, 2004          1,000            $ 96.91
Louis S. Greig                    January 5, 2004          1,029            $ 96.91
Eric P. Grubman                   January 5, 2004            682            $ 97.31
Thomas J. Healey                  January 5, 2004         13,310            $ 96.26
Bruce A. Heyman                   January 5, 2004          1,638            $ 96.91
M. Roch Hillenbrand               January 5, 2004          5,000            $ 97.02
Donald W. Himpele                 January 5, 2004          3,676            $ 96.91
Timothy E. Hodgson                January 5, 2004          2,770            $ 96.91
John J. Lauto                     January 5, 2004          1,660            $ 96.91
Todd W. Leland                    January 5, 2004          1,317            $ 96.91
Allan S. Marson                   January 5, 2004          1,500            $ 96.91
Thomas J. McAdam                  January 5, 2004          1,107            $ 96.91
Joseph P. McGrath, Jr.            January 5, 2004          5,404            $ 96.91
John C. McIntire                  January 5, 2004          2,806            $ 96.91
Michael A. Mendelson              January 5, 2004          1,000            $ 96.91
Philip D. Murphy                  January 5, 2004         63,740            $ 96.89
Avi M. Nash                       January 5, 2004          8,000            $ 97.30
Theodore E. Niedermayer           January 5, 2004          1,000            $ 96.91

    COVERED PERSON                  TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE
---------------------------------------------------------------------------------------
Peter C. Oppenheimer              January 5, 2004          1,893            $ 96.91
Scott M. Pinkus                   January 5, 2004         13,664            $ 97.30
Jean Raby                         January 5, 2004            100            $ 96.91
Michael J. Richman                January 5, 2004            523            $ 96.91
Allen Sangines-Krause             January 5, 2004          3,384            $ 96.91
Stephen M. Scherr                 January 5, 2004          1,558            $ 96.91
Jeffrey W. Schroeder              January 5, 2004          2,491            $ 96.91
Leslie C. Sillcox                 January 5, 2004         47,161            $ 97.32
Guy C. Slimmon                    January 5, 2004          1,358            $ 96.91
Nobumichi Sugiyama                January 5, 2004          1,483            $ 96.91
Patrick Sullivan                  January 5, 2004          1,569            $ 96.91
Donald F. Textor                  January 5, 2004         24,101            $ 96.19
Christopher H. Turner             January 5, 2004          2,397            $ 96.91
Scott B. Ullem                    January 5, 2004          1,506            $ 96.91
Richard T. Wertz                  January 5, 2004            656            $ 96.91
A. Carver Wickman                 January 5, 2004          3,329            $ 96.91
Michael S. Wishart                January 5, 2004          6,890            $ 96.91
Neil J. Wright                    January 5, 2004            408            $ 96.91
Paul M. Young                     January 5, 2004          1,779            $ 96.91
Gregory Zenna                     January 5, 2004          2,128            $ 96.91

The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. These Covered Persons acquired or disposed of interests in the Common Stock fund representing the number of shares of Common Stock set forth below. These shares are Uncovered Shares.

                         ACQUISITION OR                             NUMBER OF
    COVERED PERSON         DISPOSITION      TRANSACTION DATE          SHARES      PRICE PER SHARE
------------------------------------------------------------------------------------------------
Thomas P. Takacs          Acquisition      December 31, 2003            31           $98.73
Edward A. Hazel           Acquisition      December 31, 2003            13           $98.73
Anthony J. Principato     Acquisition      December 31, 2003            14           $98.73
Edward R. Wilkinson       Acquisition      December 31, 2003             7           $98.73
Kevin D. Naughton         Disposition      December 31, 2003           228           $98.73
Edward R. Wilkinson       Disposition       January 2, 2004             90           $97.13

The following cashless exercises of stock options were effected by the following Covered Persons, with the indicated number of underlying shares sold through an affiliate of Mellon Investor Services LLC for cash on the New York Stock
Exchange:

                                                        NUMBER                                  NUMBER       NUMBER OF
                                                          OF                         SALES    OF SHARES       SHARES
       COVERED PERSON            DATE OF EXERCISE       OPTIONS     STRIKE PRICE     PRICE       SOLD        RETAINED
-------------------------------------------------------------------------------------------------------------------------
Jason R. Anderson                December 19, 2003       5,000        $53.00        $97.35       5,000             0
Frances R. Bermanzohn            December 19, 2003      19,149        $53.00        $97.35      19,149             0
William C. Dudley                December 19, 2003      13,000        $53.00        $97.35       9,275         9,275
David C. Earling                 December 19, 2003       4,000        $53.00        $97.35       4,000             0
Herbert E. Ehlers                December 19, 2003      22,581        $53.00        $97.35      15,170        15,170
Mark D. Ettenger                 December 19, 2003      37,517        $53.00        $97.35      37,517             0
Matthias K. Frisch               December 19, 2003       2,000        $53.00        $97.35       2,000             0
Michael K. Klingher              December 19, 2003       3,000        $53.00        $97.35       3,000             0
Marc O. Nachmann                 December 19, 2003       2,000        $53.00        $97.35       2,000             0

                                                        NUMBER                                  NUMBER       NUMBER OF
                                                          OF                         SALES    OF SHARES       SHARES
       COVERED PERSON            DATE OF EXERCISE       OPTIONS     STRIKE PRICE     PRICE       SOLD        RETAINED
-------------------------------------------------------------------------------------------------------------------------
Daniel L. Sparks(*)              December 19, 2003       1,336        $53.00        $97.35           0         1,336
Holger Bross                     December 22, 2003       6,000        $53.00        $96.38       4,466         4,466
Louis S. Greig                   December 22, 2003       5,471        $53.00        $96.38       3,986         3,986
Timothy M. Kingston              December 22, 2003       1,500        $53.00        $96.38       1,500             0
Timothy M. Kingston              December 22, 2003       5,000        $53.00        $96.38       3,645         3,645
Michael K. Klingher              December 22, 2003       3,500        $53.00        $96.38       3,500             0
John C. McIntire                 December 22, 2003      10,000        $53.00        $96.38       7,039         7,039
Gregory G. Randolph              December 22, 2003      11,923        $53.00        $96.38      11,923             0
Michael L. Crowl                 December 23, 2003       2,519        $53.00        $98.15       2,519             0
David C. Earling                 December 23, 2003       3,000        $53.00        $98.15       3,000             0
Michael K. Klingher              December 23, 2003      10,000        $53.00        $98.15      10,000             0
Olivier F. Meyohas               December 23, 2003         274        $53.00        $98.15         274             0
Marc O. Nachmann                 December 23, 2003       3,000        $53.00        $98.15       3,000             0
Daniel L. Sparks                 December 23, 2003      14,688        $53.00        $98.15      14,688             0
Joan H. Zief                     December 23, 2003       8,972        $53.00        $98.15       8,972             0
Bruce J. Evans                   December 24, 2003       3,000        $53.00        $98.22       3,000             0
Michael K. Klingher              December 24, 2003      10,000        $53.00        $98.22      10,000             0
Marc O. Nachmann                 December 24, 2003       1,500        $53.00        $98.22       1,500             0
David J. Scudellari              December 24, 2003      32,090        $53.00        $98.22      22,694        22,694
Paul M. Young                    December 24, 2003       6,450        $53.00        $98.22       4,730         4,730
Holger Bross                     December 29, 2003      11,063        $53.00        $97.94      11,063             0
William A. Badia                 December 30, 2003         500        $53.00        $99.58         500             0
Julian J. Brown                  December 30, 2003      10,386        $53.00        $99.58       7,573         7,573
Michael K. Klingher              December 30, 2003       7,000        $53.00        $99.58       7,000             0
John C. McIntire                 December 30, 2003       5,000        $53.00        $99.58       3,517         3,517
Paul M. Young                    December 31, 2003      14,000        $53.00        $99.16      14,000             0
J. Christopher A. Kojima          January 2, 2004        7,946        $53.00        $98.73       5,768         5,768
Michael A. Mendelson              January 2, 2004        5,000        $53.00        $98.73       3,630         3,630
Steven M. Bunson                  January 5, 2004       12,000        $53.00        $97.13      12,000             0
Kenneth W. Coquillette            January 5, 2004        9,464        $53.00        $97.13       9,464             0
Bruce J. Evans                    January 5, 2004        2,500        $53.00        $97.13       2,500             0
Lawrence H. Linden                January 5, 2004        8,913        $87.88        $97.13       8,913             0
Edward S. Misrahi                 January 5, 2004       10,000        $53.00        $97.13      10,000             0
John P. Rustum                    January 5, 2004         8632        $53.00        $97.13        8632             0
Daniel L. Sparks                  January 5, 2004        5,523        $87.88        $97.13       5,523             0

On December 19, 2003, the following Covered Persons disposed of the indicated number of Covered or Uncovered Shares at the indicated strike price in connection with the exercise of American-style call options that were previously written by such Covered Persons:

                               Covered or        Number of       Strike
   Covered Persons          Uncovered Shares      Shares          Price
   ---------------          ----------------     ---------      --------
Lawrence R. Buchalter            Covered          10,000         $95.00
Peter D. Kiernan III            Uncovered         11,000         $80.00
Alok Oberoi                      Covered           5,000         $90.00

-----------------------
(*)   This was a cash-for-stock exercise, not a cashless exercise.

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 12, 2004

                                          By: /s/ James B. McHugh
                                              ----------------------------------
                                          Name: James B. McHugh
                                          Title: Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit                                         Description
-------     -----------------------------------------------------------------------------------
   A.       Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to
            Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial
            Schedule 13D")).

   B.       Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No.
            333-74449) filed by The Goldman Sachs Group, Inc.).

   C.       Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to
            Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

   D.       Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July
            10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial
            Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

   E.       Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed
            December 17, 1999 (File No. 005-56295)).

   F.       Supplemental Registration Rights Instrument, dated as of December 10, 1999
            (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule
            13D, filed December 17, 1999 (File No. 005-56295)).

   G.       Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to
            Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File
            No. 005-56295)).

   H.       Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman
            Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the
            Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

   I.       Form of Counterpart to Shareholders' Agreement for non-individual former owners of
            Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No.
            3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   J.       Form of Counterpart to Shareholders' Agreement for non-U.S. corporations
            (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule
            13D, filed June 30, 2000 (File No. 005-56295)).

   K.       Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June
            30, 2000 (File No. 005-56295)).

   L.       Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June
            30, 2000 (File No. 005-56295)).

Exhibit                                         Description
-------     -----------------------------------------------------------------------------------
   M.       Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June
            30, 2000 (File No. 005-56295)).

   N.       Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version)
            (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule
            13D, filed June 30, 2000 (File No. 005-56295)).

   O.       Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons
            (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule
            13D, filed August 2, 2000 (File No. 005-56295)).

   P.       Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed
            August 2, 2000 (File No. 005-56295)).

   Q.       Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the
            Initial Schedule 13D, filed March 29, 2001 (File No. 005-56295)).

   R.       Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered
            Person (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial
            Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

   S.       Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK
            Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the
            Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

   T.       Supplemental Registration Rights Instrument, dated as of December 21, 2000
            (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule
            13D, filed January 23, 2001 (File No. 005-56295)).

   U.       Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each
            Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

   V.       Form of Pledge Agreement, dated as of March 19, 2001, between GS Inc. and each
            Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

   W.       Form of Guarantee and Pledge Agreement for trusts (incorporated by reference to
            Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001
            (File No. 005-56295)).

   X.       Form of Pledge Agreement for beneficiaries of trusts (incorporated by reference to
            Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed October 30, 2001
            (File No. 005-56295)).

   Y.       Form of Guarantee and Pledge Agreement for non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit FF to Amendment
            No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

Exhibit                                         Description
-------     -----------------------------------------------------------------------------------
   Z.       Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment
            No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

   AA.      Supplemental Registration Rights Instrument, dated as of December 21, 2001
            (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3
            (File No. 333-74006) filed by The Goldman Sachs Group, Inc.).

   BB.      Form of Power of Attorney executed by Covered Persons participating in the Channel A
            Sales Program (incorporated by reference to Exhibit BB to Amendment No. 27 to the
            Initial Schedule 13D, filed June 20, 2002 (File No. 005-56295)).

   CC.      Form of Member Agreement, dated as of May 16, 2002, between GS Inc. and each Walter
            Frank Covered Person (incorporated by reference to Exhibit CC to Amendment No. 28 to the Initial Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

   DD.      Form of Pledge Agreement, dated as of June 26, 2002, between GS Inc. and each Walter
            Frank Covered Person (incorporated by reference to Exhibit DD to Amendment No. 28 to the Initial Schedule 13D, filed July 5, 2002 (File No. 005-56295)).

   EE.      Supplemental Registration Rights Instrument, dated as of December 20, 2002
            (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3
            (File No. 333-101093) filed by The Goldman Sachs Group, Inc.).

   FF.      Form of Written Consent Relating to Sale and Purchase of Common Stock (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed
            January 8, 2003 (File No. 005-56295)).

   GG.      Partner Agreement, dated as of April 14, 2003, between GS Inc. and John Breyo
            (incorporated by reference to Exhibit GG to Amendment No. 44 to the Initial Schedule
            13D, filed September 19, 2003 (File No. 005-56295)).

   HH.      Pledge Agreement, dated as of July 1, 2003, between GS Inc. and John Breyo
            (incorporated by reference to Exhibit HH to Amendment No. 44 to the Initial Schedule
            13D, filed September 19, 2003 (File No. 005-56295)).

   II.      Supplemental Registration Rights Instrument, dated as of December 19, 2003
            (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3
            (File No. 333-110371) filed by The Goldman Sachs Group, Inc.).